QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 3)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
ILLINI CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:
Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

ILLINI CORPORATION
3200 West Iles Avenue
Springfield, Illinois 62711
January 13, 2006

Dear Shareholder:

        You are cordially invited to attend a special meeting of shareholders, which will be held at 10:00 a.m., on February 13, 2006 at Illini Bank's Main Office at 3200 West Iles Avenue, Springfield, Illinois 62711. I hope that you will be able to attend the meeting, and I look forward to seeing you.

        At the special meeting, you will be asked to vote on a proposed transaction that will result in termination of the registration of the Illini common stock under federal securities laws and thereby eliminate the significant expense required to comply with reporting requirements under those laws. Our costs associated with the routine SEC filing and reporting requirements are estimated at approximately $192,000 of our overhead expense for our 2004 reporting year and 2005 annual meeting (the "2005 reporting cycle"). We believe that the costs incurred over the 2005 reporting cycle are a conservative estimate for the recurring annual cost savings that should result from the going private transaction and subsequent termination of our SEC registration.

        Referred to as "going private," the proposed transaction will reduce the number of shareholders to fewer than 300 persons, as required for termination of the registration. The reduction in the number of shareholders is accomplished by a merger of a newly-formed, wholly-owned subsidiary of Illini ("Illini Merger Co."), with and into Illini on terms set forth in the merger agreement, a copy of which is attached as Appendix A to the enclosed proxy statement.

        Under the terms of the merger, (i) each share of common stock owned of record at the close of business on the date preceding the effective time of the merger, by a holder of fewer than 200 shares will be converted into the right to receive, from Illini, $40.50 in cash per share, and (ii) each share of common stock owned of record at the close of business on the date preceding the effective time of the merger, by a holder of 200 or more shares will remain as outstanding Illini common stock after the merger. We anticipate that the effect of the purchase from holders of less than 200 shares will be a reduction in the total number of record holders from approximately 1,266 to approximately 212, while the number of shares outstanding is expected to be reduced by less than 9% (to 495,380 shares outstanding from the current 541,029 shares outstanding.)

        The Illini board of directors has approved the "going private" transaction as in the best interest of all Illini shareholders and recommends that you vote in favor of the proposed transaction. The attached notice of special meeting and proxy statement describe the transaction and provide specific information concerning the special meeting. The "going private" transaction is important for Illini and its shareholders but will only be approved upon the affirmative vote of a majority of the number of shares entitled to vote at the special meeting.

        Under applicable Illinois laws, Illini's shareholders have dissenters' rights in connection with the merger and the right to receive the fair value of their shares in cash. A shareholder wishing to exercise dissenters' rights must:

  •
  before a shareholder vote on the merger, deliver to Illini written demand for payment for his or her shares when and if the merger is effectuated; and

  •
  either abstain from voting on or vote against the merger.

        Please review the discussion beginning on page 31 under the caption "Special Factors—Rights of Dissenting Shareholders, Access to Corporate Files, Appraisal Services" of the enclosed proxy statement for a complete discussion of the requirements for exercising dissenters' rights.

        The board of directors has established January 2, 2006 as the record date for determining shareholders who are entitled to notice of the special meeting and to vote at the special meeting. Whether or not you plan to attend the special meeting, please complete, sign and date the proxy card and return it in the envelope provided in time for it to be received by February 6, 2006. If you attend the meeting, you may vote in person, even if you have previously returned your proxy card.

Sincerely,
Gaylon E. Martin President & CEO

ILLINI CORPORATION
3200 West Iles Avenue
Springfield, Illinois 62711

NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD FEBRUARY 13, 2006

        A special meeting of shareholders of Illini Corporation will be held at 10:00 a.m. on February 13, 2006, at Illini Bank's Main Office at 3200 West Iles Avenue, Springfield, Illinois 62711, for the following purposes:

  (1)
  To consider and act upon a proposal to approve the merger of Illini Merger Co., a wholly-owned subsidiary of Illini, with and into Illini as contemplated by the merger agreement attached as Appendix A to the enclosed proxy statement. Pursuant to the terms of the merger agreement, (a) each share of Illini common stock owned of record at the close of business on the date preceding the effective time of the merger, by a holder of fewer than 200 shares of common stock, will be converted into, and will represent the right to receive from Illini $40.50 cash per share; and (b) each share of Illini common stock owned of record at the close of business on the date preceding the effective time of the merger, by a holder of 200 or more shares of common stock will continue to represent one share of Illini common stock after the merger.

  (2)
  To transact any other business as may properly come before the meeting or any adjournments of the meeting.

        The board of directors unanimously recommends that you vote FOR the approval of the proposal. Under applicable Illinois laws, Illini's shareholders have dissenters' rights in connection with the merger and the right to receive the fair value of their shares in cash. A shareholder wishing to exercise dissenters' rights must:

  •
  before a shareholder vote on the merger, deliver to Illini written demand for payment for his or her shares when and if the merger is effectuated; and

  •
  either abstain from voting on or vote against the merger.

        Please review the discussion beginning on page 31 under the caption "Special Factors—Rights of Dissenting Shareholders, Access to Corporate Files, Appraisal Services" of the enclosed proxy statement for a complete discussion of the requirements for exercising dissenters' rights.

        The board of directors has set the close of business on January 2, 2006, as the record date for determining the shareholders who are entitled to notice of, and to vote at, the meeting or any adjournment of the meeting.

        We hope that you will be able to attend the meeting. We ask, however, whether or not you plan to attend the meeting, that you mark, date, sign, and return the enclosed form of proxy as soon as possible. Promptly returning your form of proxy will help ensure the greatest number of shareholders are present whether in person or by proxy.

        If you attend the meeting in person, you may revoke your proxy at the meeting and vote your shares in person. You may revoke your proxy at any time before the proxy is exercised.

By Order of the Board of Directors,

William B. McCubbin Secretary
January 13, 2006

ILLINI CORPORATION
3200 West Iles Avenue
Springfield, Illinois 62711

PROXY STATEMENT
For Special Meeting of Shareholders
To Be Held on February 13, 2006

        The board of directors of Illini provides this proxy statement to you to solicit your vote on the approval of the Agreement and Plan of Merger, dated as of August 18, 2005, by and between Illini and Illini Merger Co., a newly-formed subsidiary of Illini organized for the sole purpose of facilitating this proposed transaction. Pursuant to the merger agreement, Illini Merger Co., will merge with and into Illini, with Illini continuing as the surviving corporation after the merger. If Illini's shareholders approve the merger agreement, each shareholder:

  •
  holding fewer than 200 shares of Illini common stock at the close of business on the date preceding the effective time of the merger will receive $40.50 cash, without interest, per share from Illini; or

  •
  holding 200 or more shares at the close of business on the date preceding the effective time of the merger will continue to hold the same number of shares after the merger and will not receive any cash payment from Illini.

        After the merger, Illini anticipates it will have approximately 212 shareholders of record. As a result, Illini will no longer be subject to the annual and periodic reporting and related requirements under the federal securities laws that are applicable to public companies. In addition, Illini's common stock will cease to be traded on the OTC Bulletin Board and any trading in our common stock after the merger will only occur in the "Pink Sheets" or in privately negotiated transactions.

        The merger cannot occur unless the holders of a majority of the shares of Illini common stock entitled to vote at the special meeting of shareholders approve the merger agreement. The board of directors has scheduled a special meeting of shareholders to vote on the merger as follows:

February 13, 2006 at 10:00 a.m.
Illini Bank's Main Office
3200 West Iles Avenue
Springfield, Illinois 62711

        This document provides you with detailed information about the proposed merger. Please see "Where You Can Find More Information" on page 50 for additional information about Illini on file with the Securities and Exchange Commission.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the proposed transaction or determined if this proxy statement is truthful or complete. The Securities and Exchange Commission has not passed upon the fairness or merits of the proposed transaction nor upon the accuracy or adequacy of the information contained in this proxy statement. It is a criminal offense for any person to tell you otherwise.

        The date of this proxy statement is January 13, 2006. We first mailed this proxy statement to the shareholders of Illini on or about that date.

IMPORTANT NOTICES

        Illini common stock is not a deposit or bank account and is not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

        We have not authorized any person to give any information or to make any representations other than the information and statements included in this proxy statement. You should not rely on any other information. The information contained in this proxy statement is correct only as of the date of this proxy statement, regardless of the date it is delivered or when shares of Illini common stock are converted.

        We will update this proxy statement to reflect any factors or events arising after its date that individually or together represent a material change in the information included in this document.

        Illini makes forward-looking statements in this proxy statement that are subject to risk and uncertainties. Forward-looking statements include information about possible or assumed future results of the operations or the performance of Illini after the merger is effected. When we use words such as "believes," "anticipates," "expects," "intends," "targeted," and similar expressions, we are making forward-looking statements that are subject to risk and uncertainties. Various future events or factors may cause our results of operations or performance to differ materially from those expressed in our forward-looking statements. These factors include:

  (1)
  changes in economic conditions, both nationally and in our primary market area;

  (2)
  changes in governmental monetary and fiscal policies, as well as legislative and regulatory changes;

  (3)
  the effect of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements;

  (4)
  the effects of competition from other financial service providers operating in our primary market area and elsewhere; and

  (5)
  the failure of assumptions underlying the establishment of reserves for possible loan losses and estimations of values of collateral and various financial assets and liabilities.

        The words "we," "our," and "us," as used in this proxy statement, refer to Illini and its wholly owned subsidiaries, collectively, unless the context indicates otherwise.

TABLE OF CONTENTS

SUMMARY	1
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER	3
SPECIAL FACTORS	6
Background of the Merger Proposal	6
Purposes of and Reasons for the Merger Proposal	10
Structure of the Merger	12
Determination of the Terms of the Merger	13
Financial Fairness	14
Recommendation of our Board of Directors	24
Purposes and Reasons of Illini Merger Co. for the Merger Proposal	26
Position of Illini Merger Co. as to the Fairness of the Merger	26
Interests of Certain Persons in the Merger	26
Certain Consequences of the Merger; Benefits and Detriments to Affiliated and Unaffiliated Shareholders	27
Operations of the Banks Following the Merger	28
Financing of the Merger	28
Source of Funds and Expenses	29
Certain Terms of the Merger	29
Effective Time of the Merger	29
Conversion and Exchange of Stock Certificates	29
Conditions to Consummation of the Merger	30
Amendment or Termination of the Merger Agreement	30
Regulatory Requirements	30
Rights of Dissenting Shareholders, Access to Corporate Files, Appraisal Services	31
Accounting Treatment	32
Material U.S. Federal Income Tax Consequences of the Merger	32
Pro Forma Effect of the Merger	33
Termination of Securities Exchange Act Registration	34
INFORMATION REGARDING THE SPECIAL MEETING OF SHAREHOLDERS	35
Time and Place of Meeting	35
Record Date and Mailing Date	35
Number of Shares Outstanding	35
Purpose of Special Meeting	35
Voting at the Special Meeting	35
Dissenters' Rights	35
Procedures for Voting by Proxy	36
Requirements for Shareholder Approval	36
Solicitation of Proxies	36
INFORMATION ABOUT ILLINI AND ITS AFFILIATES	37
General	37
Illini Merger Co.	37
Directors and Executive Officers of Illini Corporation	38
Voting Securities and Principal Holders Thereof	40
Recent Affiliate Transactions in Illini Stock	40
Stock Repurchases by Illini Corporation	40
Market for Common Stock and Dividend Information	40
Description of Common Stock	41
Dividend Policy	42

SELECTED HISTORICAL FINANCIAL DATA	43
PRO FORMA CONSOLIDATED FINANCIAL INFORMATION	44
FUTURE SHAREHOLDER PROPOSALS	50
WHERE YOU CAN FIND MORE INFORMATION	50
DOCUMENTS INCORPORATED BY REFERENCE	50
APPENDIX A—Agreement and Plan of Merger	A-1
APPENDIX B—Fairness Opinion	B-1
APPENDIX C—Illinois Dissenters' Rights Statute	C-1

SUMMARY

        This summary, together with the following Question and Answers section highlights the material information included in this proxy statement. This summary may not contain all of the information that is important to you. To understand the merger proposal fully, and for a more complete description of the legal terms of the merger proposal, you should read carefully this entire document and the other documents referenced in this document. The actual terms of the merger are contained in the merger agreement, a copy of which is attached as Appendix A to this proxy statement.

  •
  The merger would result in a reduction in the number of Illini shareholders. This reduction is expected to permit Illini to terminate the registration of its securities under the Securities Exchange Act of 1934. (See page 34.)

  •
  The merger would be effective when articles of merger are filed with the Secretary of State of the State of Illinois, or as otherwise specified on the articles of merger. Illini intends to file the articles of merger promptly following shareholder approval of the merger proposal. (See page 29.)

  •
  Each holder of record of 200 or more shares of Illini common stock at the close of business on the date preceding the effective time of the merger will continue to be a holder of the same number of shares he or she owned prior to the effective time. (See page 12.)

  •
  Continuing Illini shareholders following the effective time of the merger will not be entitled to any cash payment for their shares of common stock as a result of the merger. (See page 12.)

  •
  Each holder of record of fewer than 200 shares of common stock at the close of business on the date preceding the effective time of the merger will be entitled to receive only cash, without interest, in the amount of $40.50 for each share of common stock held immediately prior to the effective time. (See page 12.)

  •
  Following the effective time of the merger, shareholders who are entitled to be paid cash for their shares will no longer be shareholders of Illini. (See page 12.)

  •
  At the special meeting, holders of common stock will be asked to approve the merger transaction. Each share of common stock is entitled to one vote. Under Illinois law, the merger must be approved by a majority of the shares of Illini common stock entitled to vote. (See page 35.)

  •
  On the record date, there were approximately 541,029 shares of common stock issued and outstanding. Of those shares, approximately 52,591 shares are owned, directly or indirectly, by directors and executive officers (approximately 9.7% of the outstanding shares). We have been informed that all of Illini's directors and executive officers intend to vote in favor of the merger proposal. (See page 35.)

  •
  The applicable Illinois laws entitle shareholders of Illini may elect dissenters' rights in connection with the merger. See pages 31 - 32 for a detailed discussion of the procedures for exercising dissenters' rights.

  •
  Shares held in "street name" accounts with brokerage firms, banks and other investment institutions at the effective time of the merger may remain outstanding after the merger. Shareholders who own fewer than 200 shares in a "street name" account with a broker, bank or other investment institution will not be cashed out as a result of the merger if the investment institution holds of record 200 or more shares at the close of business on the date preceding the effective time of the merger. If you are a security holder who holds your shares in street name and hold fewer than 200 shares you will be unable to predict whether you will be cashed out in the merger unless you promptly take action to become a record holder on Illini's shareholder list, rather than a holder in street name. Re-registration of shares can take a week or more to become effective so please do not delay if you wish to ensure that you are the record holder at the time of the merger. (See page 6.)

  •
  The merger agreement and the transactions contemplated by the merger agreement are subject to a number of conditions, including approval of the merger by our shareholders. (See page 30.)

  •
  As a result of the merger, Illini anticipates that it will be able to terminate the registration of its securities under the Securities Exchange Act of 1934. This means Illini would no longer publicly file financial information nor incur the burdens, risks and expense associated with being subject to this act. (See page 34.)

  •
  Following the completion of the merger, Illini's common stock would no longer be registered with the SEC nor traded on the OTC Bulletin Board and, as a result, the public would have access to less information about Illini. For example, while Illini intends to prepare and distribute to remaining shareholders on an annual basis, an annual report containing audited financial statements along with a less detailed proxy statement, Illini will not prepare and make available the following reports which it currently files with the SEC:

  •
  Annual Report on Form 10-KSB;

  •
  Quarterly Reports on Form 10-QSB;

  •
  Current Reports on Form 8-K;

  •
  Forms 3, 4, and 5 required of executive officers and directors under Section 16 of the Securities Exchange Act; and

  •
  Detailed proxy statement as required by Regulation 14A under the Securities Exchange Act of 1934, as amended.

    In addition, the merger will result in there being less liquidity in Illini's common stock and may negatively affect the goodwill of some customers of Illini's subsidiary banks. (See pages 27 - 28.)

  •
  Illini's directors and officers have, or may appear to have, a conflict of interest in voting for and recommending the approval of the merger. As a result of the merger, directors and officers' beneficial ownership of Illini stock, as a group, are expected to increase from approximately 9.7% to 10.6%. (See page 26.)

  •
  The merger is expected to be taxable to those shareholders who receive cash in exchange for their securities. These holders are expected to recognize gain or loss for federal, and possibly state and local, income tax purposes when they receive cash for their securities. They will generally recognize gain or loss equal to the difference between the amount of cash received and their tax basis in the securities. Shareholders should consult their personal tax advisors for a full understanding of the merger's tax consequences. (See page 32.)

  •
  Illini's financial advisor, Keller & Company, Inc., has given the Board of Directors a written opinion that the cash consideration to be paid to shareholders who receive cash is fair from a financial point of view. (See page 14.) A copy of this opinion is attached to this proxy statement as Appendix B.

  •
  The board of directors has determined that the proposed merger is substantively and procedurally fair to all unaffiliated shareholders of Illini, including those being cashed out in the merger, as well as those remaining unaffiliated shareholders. The board has also determined that the price of $40.50 per share to be paid to those holders receiving cash for their shares is a fair price. Applicable SEC rules require that in addition to the Company itself, Illini Merger Co. must express its belief as to the substantive and procedural fairness of the merger to each group of unaffiliated shareholders. Illini Merger Co. has determined that the merger is substantively and procedurally fair to the unaffiliated shareholders of Illini that are cashed-out in the merger, as well as those remaining unaffiliated shareholders of Illini. (See pages 24 and 26.)

  •
  The board recommends that shareholders vote FOR the Agreement and Plan of Merger proposal.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

        The following questions and answers are intended to briefly address commonly asked questions regarding the special meeting and the merger. These questions and answers may not address all questions that may be important to you as a shareholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement, and the documents referred to or incorporated by reference in this proxy statement.

When and where is the special meeting?

        The meeting will be held on February 13, 2006, at 10:00 a.m., local time, at Illini Bank's Main Office, located at 3200 West Iles Avenue, Springfield, Illinois 62711.

How many votes do I have?

        You will have one vote for every share of common stock you owned on January 2, 2006, the record date.

How many votes can be cast by all shareholders?

        As of January 2, 2006 (the record date), 541,029 shares of common stock were issued and outstanding and held of record by approximately 1,266 shareholders.

Can I change my vote?

        Yes, just send in a new proxy with a later date, or send a written notice of revocation to the corporate secretary at the address on the cover of this proxy statement. If you attend the special meeting and want to vote in person, you can deliver a written revocation of your proxy to the secretary at the meeting.

What happens if the meeting is postponed or adjourned?

        Your proxy will be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Why should I vote to approve the plan of merger?

        The board of directors believes that the merger is in the best interests of all Illini shareholders. The merger will reduce the number of holders of shares of common stock to below 300 persons, which will then allow termination of the registration of the common stock under the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"). The board believes that the monetary expense and the burden to management incident to continued compliance with the Securities Exchange Act significantly outweigh any material benefits derived from continued registration of the shares.

        The merger will also serve as a source of liquidity for those shareholders who receive cash for their shares. The board recognizes that the trading market for the common stock has been limited and at times, sporadic and no market is expected to develop upon consummation of the merger. The board believes that the merger provides a means for those shareholders with a limited number of shares to receive cash for their shares at a fair price and without out-of-pocket costs.

How will the merger affect the day-to-day operations?

        The merger will have very little effect on Illini or its subsidiary banks' operations. The banks will continue to conduct their existing operations in the same manner as now conducted. The articles of incorporation and by-laws of Illini and the banks will remain in effect and unchanged by the merger.

The deposits of the banks will continue to be insured by the FDIC. After the merger is completed, the current officers and directors of the banks will continue to hold the positions each now holds with the banks, and the banks will continue to be regulated by the same agencies as before the merger.

How was the cash price for shares of the common stock determined?

        The board of directors retained Keller & Company, Inc., an independent financial advisor experienced in the financial analysis and valuation of financial institutions, to assist the board in determining a fair price for the shares of common stock to be purchased by Illini in the merger transaction. Keller & Company, Inc. delivered a valuation report to the board valuing a share of the common stock at $40.50 per share. The board of directors considered the independent valuation and other factors and determined that the cash consideration under the merger agreement should be $40.50 per share. Subsequently, Keller & Company, Inc. issued an opinion to the board of directors that the cash consideration to be paid under the merger agreement was fair, from a financial point of view, to the shareholders receiving cash in the merger. A copy of the fairness opinion of Keller & Company, Inc. is attached as Appendix B to this proxy statement for your review.

May I obtain a copy of Keller & Company, Inc.'s valuation report?

        In connection with Keller & Company, Inc.'s fairness opinion, Keller & Company, Inc. has prepared and delivered to Illini a valuation report that details the valuation principles and methodologies used to determine the fairness of the proposed transaction. You or your representative (designated in writing) may inspect and copy the valuation report at Illini's main office during regular business hours. You or your representative (designated in writing) may also receive a copy of the report upon written request and at your expense. Please send in your written request to the address set forth on the cover page of this proxy statement. Additional information or documentation may be requested from you if necessary to verify your identity or that of your representative or the authority of your representative.

        The SEC also maintains a website that contains reports, proxy statements and other information about issuers, including Illini, who file electronically with the SEC. The address of that site is http://www.sec.gov. Illini has filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 in connection with the transactions described in this proxy statement. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. A copy of the valuation report is attached as an exhibit to the Company's Schedule 13E-3 and is available for inspection electronically at the SEC's website.

When will the merger be completed?

        We plan to complete the transaction during the first quarter of 2006 so that registration of the common stock can also be terminated in the first quarter of 2006.

Should I send in my common stock certificates now?

        No. After the merger transaction is completed, those shareholders who receive cash in the merger will receive written instructions for exchange of their common stock certificates for cash.

Who can help answer my questions?

        If you have any questions about the special meeting or any of the items to be considered by the shareholders at the meeting, or if you need additional copies of the enclosed materials or proxy, you should contact: Dennis Guthrie, Chief Financial Officer, 3200 West Iles Avenue, Springfield, Illinois 62711. His telephone number is (217) 787-5111.

What do I need to do now?

  •
  Mail your signed proxy in the enclosed return envelope as soon as possible so that your shares may be represented at the meeting. If you sign and return your proxy but do not include instructions on how to vote, your shares will be voted "FOR" the proposal to approve and adopt the merger and the merger agreement.

  •
  For a more complete description of voting at the shareholders' meeting, see the section entitled "Information Regarding the Special Meeting of Shareholders" beginning on page 35 of this proxy statement.

SPECIAL FACTORS

Background of the Merger Proposal

        Overview.    Of Illini's 1,266 current record holders of common stock, approximately 1,054 hold fewer than 200 shares. Collectively, these 1,054 record holders (who comprise approximately 83% of all record holders) own an aggregate of approximately 45,649 shares, or 8% of our outstanding shares.

        We have no direct knowledge of the number of shares of our common stock owned beneficially (but not of record) by persons who own fewer than 200 shares of our common stock and hold the shares in street name. The right to retain stock or receive cash as a result of the merger will be determined with reference to the number of shares held as it appears on Illini's list of record shareholders as of the close of business on the date preceding the effective time of the merger. Thus, the rights of a beneficial owner of shares held in street name will be determined with reference to the number of shares held in aggregate by that bank, broker, financial institution or its depository or nominee as that holding appears on the stock records of Illini, and not with reference to the number of shares owned by the ultimate beneficial owner of those shares. Therefore, if you are a shareholder who holds your shares in street name and hold fewer than 200 shares, you will be unable to predict whether you will be cashed out in the merger unless you take action to become a record holder on Illini's shareholder list, rather than a holder in street name. Generally, this is accomplished by instructing your nominee in writing to re-register your shares in your name personally (or as you otherwise instruct other than in "street" name). Your nominee may have specific procedures in order to effect such re-registration so please contact your nominee promptly if you wish to re-register your shares.

        If you are a record holder holding 200 or more shares and want to ensure that you are cashed-out in the merger, you must take some action to reduce your holdings below 200 shares prior to the close of business on the day preceding the effective time of the merger (e.g. by selling some of your shares, or re-registering a portion of them in another form—jointly, for example, if you currently hold them individually). Correspondingly, if you are a record holder holding fewer than 200 shares but would like to remain a shareholder of Illini, you must take some action to increase your shares up to 200 or more (e.g., by buying additional shares or consolidating your ownership if you hold shares in more than one form, for example, jointly and individually). Illini has assumed that a substantial portion of the beneficial owners of shares held in nominee with 200 or more shares will remain shareholders of Illini after the merger.

        As an SEC reporting company, Illini is required to prepare and file with the SEC, among other items, the following:

  •
  Annual Reports on Form 10-KSB;

  •
  Quarterly Reports on Form 10-QSB;

  •
  Current Reports on Form 8-K;

  •
  Forms 3, 4, and 5 required of executive officers and directors under Section 16 of the Securities Exchange Act; and

  •
  Proxy Statements and related materials as required by Regulation 14A under the Securities Exchange Act of 1934, as amended.

The costs associated with these reports and other filing obligations comprise a significant corporate overhead expense. These costs include securities counsel fees, auditor fees, costs of printing and mailing the SEC documents and the word processing, specialized software filing costs associated with the SEC reports and other filings, and considerable management's time and attention devoted to public reporting issues and the SEC's reporting requirements. These SEC registration-related expenses have increased since the adoption of the Sarbanes-Oxley Act in 2002 and comprise a significant portion of Illini's corporate overhead expense. (See "—Purposes of and Reasons for the Merger Proposal.")

        Most of the requirements of the Sarbanes-Oxley Act are now effective and applicable to Illini, and Illini has implemented procedures intended to comply with those requirements. However, one very substantial requirement of the Sarbanes-Oxley Act, Section 404, will first be applicable to Illini in 2007. In general terms, Section 404 of the Sarbanes-Oxley Act will require that management include in each annual report an assessment of the effectiveness of its internal control structure and procedures for financial reporting. Further, it will require that Illini's registered public accounting firm attest to, and report on, this assessment. These requirements are expected to result in significant increased expenses, both in terms of the investment of management time to implement the requirements and in increased annual charges from Illini's registered public accounting firm. The merger proposal is being made at this time, primarily to avoid the costs to be incurred in complying with Section 404 of the Sarbanes-Oxley Act and, secondarily to eliminate those costs that we currently incur as a result of having our securities registered under the Securities Exchange Act. The sooner the proposal can be implemented, the sooner Illini will cease to incur the expenses and burdens associated with having our securities registered under the Securities Exchange Act and the sooner holders who are to receive cash in the merger will receive and be able to reinvest or otherwise make use of such cash payments.

        Alternatives Considered.    The board considered the following alternatives at its June 16, 2005 Special Meeting, further details of which meeting are described in detail below. In making its determination, the board of directors considered other means of possibly achieving the same result, but rejected these alternatives for the reasons that follow. These alternatives were:

  •
  Tender Offer at a Similar Price.    The board of directors was uncertain as to whether this alternative would result in securities being tendered by a sufficient number of record holders so as to accomplish the going private objective and to reduce recurring costs. The board found it unlikely that many holders of small numbers of shares would make the effort to tender their securities.

  •
  Reverse Stock Split.    This alternative would accomplish the objective of reducing the number of record shareholders, assuming approval of the reverse stock split by Illini's shareholders. In a reverse stock split, Illini would acquire the interests of the cashed-out shareholders pursuant to an amendment to Illini's articles of incorporation to reduce the number of issued and outstanding shares of common stock such that the cashed-out shareholders would own less than one full share of Illini common stock. Illini would then distribute cash for the resulting fractional share interests. The reverse stock split and the merger would both achieve the same objective of reducing the number of record common shareholders, assuming shareholder approval. However, the reverse stock split had the disadvantage that it would have resulted in a post-split stock price that would be undesirably high, and because it would have been necessary to require all remaining shareholders to surrender their existing stock certificates to be exchanged for new stock certificates, which would be burdensome for both the shareholders and Illini. Moreover, under Illini's articles of incorporation, such amendment would require the affirmative vote of 2/3rds of Illini's shares entitled to vote, in contrast to the majority vote requirement for the merger.

        After consideration of the various alternatives described above, the board determined that the merger proposal was the best choice for Illini and its shareholders. Illini estimates that, following the proposed merger, it should have approximately 212 shareholders of record, which will permit Illini to terminate the registration of its securities under the Securities Exchange Act.

        Board of Directors.    Since the enactment of the Sarbanes-Oxley Act in 2002, management and Illini's Chairman, Thomas Black, have become increasingly aware of the alternative of going private, as that alternative has been presented at industry conferences, in business publications and discussed generally among banking industry participants. In 2004 and 2005, management and Mr. Black became aware of going private transactions being effected by community bank holding companies which are very similar to Illini.

        Informal discussions concerning privatization commenced in the third quarter of 2004 between the Company's President, Gaylon Martin and Chairman Black. However, Illini's subsidiary bank, Illini Bank, was operating under a Memorandum of Understanding issued by the FDIC and the Illinois Department of Financial and Professional Regulation (the "IDFPR"), and Illini was operating under similar restrictions with the Federal Reserve Bank. These restrictions addressed concerns over the level of classified assets and the capital levels of Illini. Mr. Martin and Mr. Black agreed that the primary efforts of Illini needed to be directed toward reducing the amount of classified assets, supplementing the capital levels of Illini, reducing operating expenses, and improving the condition of the subsidiary bank and Illini to a level sufficient to result in the termination of the restrictions imposed by the various regulatory bodies. In February, 2005, Illini closed on a successful private placement of common stock, thereby improving Illini's equity capital by $4,000,000 and resolving Illini's capital concerns. Management also focused its resources and efforts on reducing the level of classified assets.

        As a result of these efforts, upon examination by the FDIC and IDFPR in March, 2005, the condition of the Illini Bank had improved sufficiently that these bodies terminated the Memorandum of Understanding in April, 2005. Subsequent to that event, the Federal Reserve Bank examined Illini and authorized the rescinding of the restrictions it had imposed in 2004.

        With these objectives accomplished, Mr. Martin renewed discussions with Mr. Black in April 2005 regarding the possibility of deregistering Illini's common stock with the SEC On May 25, Mr. Martin, and Illini's Chief Financial Officer, Dennis Guthrie, held a telephone conference with Theodore L. Eissfeldt and Timothy E. Kraepel of Howard & Howard Attorneys, P.C. and Daniel Coughlin and Kenneth Lovik of Howe Barnes Investments, Inc. to discuss in preliminary terms issues related to going private. The parties discussed the advantages and disadvantages of the tender offer, reverse stock split and merger as means of going private. The parties also discussed the need for a valuation and ultimately, a fairness opinion. It was noted that Howe Barnes affiliate, HBI Private Equity Fund I, LLP, had recently purchased approximately 44,000 shares of Illini common stock in a private offering in February 2005. The parties agreed that in order to avoid even the potential for any conflict of interest, that Howe Barnes not be engaged to perform the valuation and render a fairness opinion in any going private transaction. The parties discussed generally the use of alternative financial advisors with management indicating its and the board's satisfaction with services recently rendered to it by Keller & Company, Inc. in connection with the February 2005 private offering.

        On June 16, 2005 the board of directors held a meeting at which issues related to going private were discussed. All members of the board of directors were present along with Dennis Guthrie, Illini's Chief Financial Officer attending in person, and Theodore L. Eissfeldt and Joseph B. Hemker of Howard & Howard Attorneys, P.C. and Daniel Coughlin, Kenneth Lovik, and Eric Radzak of Howe Barnes Investments, Inc. attending by telephone. Mr. Black asked Mr. Guthrie to provide the board with an overview of the Sarbanes-Oxley Act and Section 404 in particular. Mr. Guthrie reviewed with the board the current reporting requirements for public companies as well as the additional requirements resulting from the implementation of Section 404. Mr. Guthrie estimated the Company would incur additional one-time costs of $74,000 to perform a risk assessment, identify significant business processes, document internal control procedures, assess the design of those controls, and design and perform tests of the effectiveness of internal controls. This would be accomplished with the assistance of outside consultants. Beyond this one-time cost, annual costs for external review of these procedures were estimated at $20,000. In addition to these costs to outside entities, it was estimated that it would be necessary to hire an employee whose job responsibilities would be to perform testing and ongoing monitoring of the control procedures, at an annual cost of $45,000. These estimates reviewed by Mr. Guthrie with the board did not include any estimate of management time involved in department heads performing periodic testing of their area's control procedures, nor any of Mr. Guthrie's own time in overseeing the 404 responsibilities.

        Mr. Guthrie reviewed with the board the historical and anticipated costs if Illini continues as a reporting company. These costs were estimated at approximately $192,000 as set forth under the caption "—Purposes of and Reasons for the Merger Proposal." Mr. Guthrie then reviewed with the board the anticipated cost and the impact on earnings of a going private transaction. Based on then-estimated financing costs of approximately $94,500 per year on borrowings necessary to acquire the shares of the shareholders to be cashed-out in the merger (see "Financing of the Merger"), Mr. Guthrie estimated that the going private transaction would improve after-tax earnings by approximately $60,000 per year (or, based on the Company's projected 2005 earnings per share, approximately 12%).

        Following Mr. Guthrie's presentation, Mr. Eissfeldt reviewed with the board the alternatives described above for going private. Mr. Eissfeldt also discussed with the board the likely timing associated with a going private transaction and issues related to shareholder dissenters' rights.

        The board, counsel, and representatives of Howe Barnes then discussed the need for an appointment of a financial advisor to perform a valuation and ultimately render a fairness opinion in connection with the transaction. Consistent with the party's previous conversations, and because of Howe Barnes' position as a relatively large shareholder of Illini, the parties agreed that a financial advisor other than Howe Barnes should be appointed for such purpose. Following a discussion, the board authorized Mr. Guthrie to engage Keller & Company, Inc. to serve as financial advisor in connection with a possible going private transaction. The board also instructed management to move forward in exploring a going private transaction for consideration at a future board of directors meeting. On June 17, 2005, Dennis Guthrie of Illini contacted John Shaffer at Keller & Company, Inc., to discuss performing valuation services and the rendering of a fairness opinion in connection with the proposed transaction. Discussions were held concerning the scope, time frames for the services, the completion of the opinion and the costs of the engagement. On July 7, 2005, the agreement to perform valuation services and render a fairness opinion was executed by Dennis Guthrie, on behalf of Illini and Keller & Company, Inc.

        At the August 18, 2005 meeting of the board of directors, which was attended by all of Illini's directors, Theodore L. Eissfeldt of Howard & Howard Attorneys, P.C. as counsel to Illini, and John Shaffer of Keller & Company, Inc. by telephone, Mr. Black began by asking Illini's Chief Financial Officer, Dennis Guthrie, to summarize the proposed going private transaction. Mr. Guthrie described the potential costs of continuing as a reporting company and also reported regarding the additional time that management would be required to devote to SEC matters if Illini continues as an SEC reporting company. (See "Purposes of and Reasons for the Merger Proposal.") He also discussed the financial impact to Illini of conducting such a transaction. (See "Sources of Funds and Expenses.")

        Mr. Black then asked Mr. Eissfeldt to make a presentation. Mr. Eissfeldt then discussed the fiduciary duties of the board in considering the proposed transaction. He also summarized the legal structure associated with the proposed transaction, the terms of a proposed Agreement and Plan of Merger by and between Illini and an Illinois corporation to be formed to facilitate the proposed transaction, the steps necessary to complete a transaction, and the applicability of dissenter's rights.

        Mr. Black then requested John Shaffer of Keller & Company, Inc., who participated in the meeting by conference telephone, to present the results of the valuation of the per share fair value of the common stock of Illini prepared by Keller & Company. Mr. Shaffer then reviewed the considerations, methodology and results of the valuation. (See "Financial Fairness.") He indicated that Keller & Company concluded that a reasonable estimate of the per share fair value of the common stock of Illini is $40.50 per share. A discussion then took place regarding the valuation report and Mr. Shaffer answered questions posed by members of the board.

        A discussion then took place regarding recent trades, balancing of the interest of shareholders receiving cash and those remaining as shareholders, and various other factors. Mr. Shaffer was asked whether their firm was prepared to issue an opinion that a price of $40.50 per share is fair, from a financial point of view, to be paid to shareholders of Illini who receive cash in the proposed transaction in exchange for their shares of common stock of Illini. He stated that the valuation results support such a price and that it is the opinion of Keller & Company that the payment of $40.50 per share to shareholders of Illini who receive cash in the proposed transaction in exchange for their shares of

Illini's common stock is fair, from a financial point of view, to Illini and its shareholders, including those being cashed out in the merger.

        A discussion took place regarding procedural safeguards which could be put in place to assure that the transaction is fair to all shareholders, including those shareholders who are not affiliated with Illini. The board considered whether to utilize a procedure which would require a majority vote of shareholders in favor of the proposed transaction without considering the vote of insiders. The board also considered whether to appoint an independent committee made up exclusive of non-employee directors to consider the proposed transaction. The board determined that because directors and officers as a group own less than 10% of Illini's outstanding stock and because non-employee directors constitute 90% of the full board, adequate procedural safeguards exist to assure fair treatment of all shareholders, including those not affiliated with Illini. (See "Recommendations of our Board of Directors.")

        The board then determined that the merger and the other transactions contemplated by the merger agreement were fair to and in the best interests of Illini and its shareholders, including those shareholders who are not affiliated with Illini, that the cash payment to be made to shareholders of Illini who receive cash pursuant to the merger agreement will be $40.50 per share, and approved and adopted the merger agreement.

        Finally, on September 22, 2005, the board members reviewed with management a draft proxy statement and transaction statement on Schedule 13E-3 prepared by counsel and discussed the necessary SEC disclosures. Thereafter, the board approved the form of proxy statement and Schedule 13E-3 and authorized management to make all necessary filings with the SEC or otherwise to consummate the proposed "going private" transaction with each director indicating his intent to vote in favor of the merger. The board also received, reviewed and accepted a written fairness opinion, dated September 22, 2005 from Keller & Company, Inc., a copy of which is included as Appendix B to this proxy statement, which opinion states that $40.50 per share is fair, from a financial point of view, to the shareholders of Illini, including those being cashed-out in the merger.

        The board did not consider other methods to significantly reduce its overhead expense as an alternative to a going private transaction. The board did not consider a possible sale of Illini since no firm offers had been presented to the board and no determination had been made that such a sale would be in the best interest of the shareholders. See "—Recommendation of our Board of Directors" below for a discussion of the factors and procedural safeguards considered by the Board in connection with the merger.

Purposes of and Reasons for the Merger Proposal

        The purpose of the proposed merger is to terminate Illini's status as a reporting company with the SEC, which the board believes will reduce expenses and create shareholder value. We are aware that the advantages to being a public company, including potential investment liquidity and the possibility for use of company securities to raise capital in the public markets or make acquisitions, may be important to some companies. We have not, however, been able to take advantage of these benefits and do not anticipate that we will be in a position to do so in the foreseeable future. In our experience, community banks of our size do not typically receive the necessary attention from stock analysts and the investment community to create substantial liquidity.

        While the periodic reporting, proxy rules, liability provisions, and recently enacted provisions of Sarbanes-Oxley which, among other things, requires that the Company's officers certify the accuracy of its financial statements, create significant value for the Company's shareholders, in the board's judgment, the significant costs associated with the ongoing registration of Illini stock with the SEC outweighs the benefits that Illini and its shareholders receive as a public reporting company. In addition, the board believes that management has reduced Illini's controllable corporate overhead as much as possible, and that the costs associated with being a public company represent a significant portion of Illini's overhead. We believe these costs will only continue to increase. The costs associated with the registration of our securities are described below.

        Unlike many non-regulated companies, Illini and its subsidiary banks, by virtue of being engaged in the business of banking are already subject to a comparatively high degree of supervision, regulation and examination by state and federal bank regulatory agencies including the Federal Reserve Bank, the Federal Deposit Insurance Corporation, and Illinois' Department of Financial and Professional Regulation. Bank regulatory requirements are in some cases similar to those of the Sarbanes-Oxley Act. In addition, certain bank regulatory reports on financial condition and statements of income are available to shareholders and the public generally on the FDIC's website maintained at www.fdic.gov. Moreover, because the Company intends to continue to prepare and distribute audited financial statements, its financial statements will continue to be scrutinized by its independent certified public accountants. In addition to the scrutiny of federal and state bank regulators and its independent accountants, Illini, as an Illinois corporation, is subject to the Illinois Business Corporation Act, which contains various provisions which protect the rights of shareholders including rights to inspect company books and records, director liability provisions, and antifraud protections. In sum, because of the high degree of scrutiny and examination that the Company and its banks are already subject to, in the board's judgment, the significant costs associated with the ongoing registration of Illini stock with the SEC outweighs the benefits that Illini and its shareholders receive as a public reporting company.

        Illini incurs direct and indirect costs associated with the filing and reporting requirements imposed on public companies by the Securities Exchange Act. Examples of anticipated direct cost savings from terminating registration of the common stock include substantially less complicated disclosure, reduced professional and advisory fees, reduced accounting fees, reduced insurance costs, reduced printing and mailing costs for corporate communications, and reduced miscellaneous, clerical and other expenses (e.g., the word processing, specialized software and electronic filings associated with SEC filings).

        Our costs associated with the routine SEC filing and reporting requirements are estimated at approximately $192,000 for our 2004 reporting year and 2005 annual meeting (the "2005 reporting cycle").

        These expenses consisted of the following:

Accounting Fees	$50,000
Securities Counsel	$16,000
Corporate Communications	$31,000
SEC Filing Fees and Miscellaneous	$30,000
Internal Compliance Costs	$65,000

        We believe that the costs incurred over the 2005 reporting cycle are a conservative estimate for the recurring annual cost savings that should result from the going private transaction and subsequent termination of our SEC registration. For example, as a result of the implementation of Section 404 of the Sarbanes-Oxley Act, we have been advised by our independent auditors that the anticipated fees associated with Section 404 are expected to be approximately 11% to 19% of our audit fees ($132,501 in 2005), which amount does not include our internal compliance costs associated with the implementation of Section 404.

        Estimates of the annual savings to be realized if the merger is implemented are based upon (i) the actual costs of the services and disbursements in each of the above categories that are reflected in recent historical financial statements and (ii) management's estimates of the portion of the expenses and disbursements in each category believed to be solely or primarily attributable to the public company status. In some instances, management's estimates are based on information provided by third parties or upon verifiable assumptions. For example, our auditors have informed us that there will likely be a reduction in annual audit fees if we cease to be public as annual and quarterly reviews of SEC filings will not be needed if we no longer file reports with the SEC. Further, costs associated with quarterly and annual SEC filings will no longer be incurred. Other estimates are more subjective. For example, we expect lower printing and mailing costs as a result of less complicated disclosure required by our private status, and the reduction in direct miscellaneous clerical and other expenses. The amounts set forth above are only estimates, and the actual savings to be realized may be higher or lower than these estimates.

        The projected reduction in the number of total record shareholders from 1,266 to approximately 212 will also result in reduced expenses and less burden on management because Illini will have approximately 1,054 fewer shareholders. The decrease in number of shareholders reduces the volume of communications and amount of postage and related expenses associated with the quarterly issuance of dividend checks to shareholders and other shareholder communications.

Structure of the Merger

        The merger proposal is structured as a "going private" transaction because it is intended to and, if completed, will likely result in the termination of our reporting requirements and other filing obligations under the Securities Exchange Act.

        The merger has been structured so that upon consummation of the merger, Illini will have fewer than 300 record holders of its shares of common stock. We have recently organized Illini Merger Co. solely to facilitate the merger transaction. Illini Merger Co. will be merged with and into Illini pursuant to the terms of the merger agreement. Illini will be the surviving corporation to the merger. If completed, the merger will have the following effects.

        Shares held, by shareholders owning fewer than 200 shares. Each share of common stock owned of record at the close of business on the date preceding the effective time of the merger, by a holder of fewer than 200 shares will be converted, pursuant to the terms of the merger, into the right to receive a cash payment of $40.50 per share. After the merger and payment of that amount, holders of these shares will have no further interest in Illini. These shareholders will not have to pay any service charges or brokerage commissions in connection with the merger or the cash payments to them.

        Shares held by shareholders owing 200 or more shares. Each share of common stock owned of record at the close of business on the date preceding the effective time of the merger, by a holder of 200 or more shares of common stock will remain outstanding and continue to represent one share of common stock in Illini following the merger.

        Beneficial owners of shares of the common stock.    Nominees (such as a bank or broker) may have required procedures, and shareholders holding common stock in "street name" should contact their nominees to determine how they will be affected by the merger transaction.

        Under the merger agreement, each share of common stock owned by a shareholder who holds of record fewer than 200 shares will be converted into the right to receive cash. The board selected 200 shares as the ownership minimum for several reasons, including to ensure that, after completion of the merger:

  •
  the number of record shareholders would be less than the 300 shareholder limit necessary to terminate registration with the SEC; and

  •
  Illini would have sufficient flexibility to issue stock in the future for corporate purposes, including raising equity capital for Illini or the Bank or attracting and retaining qualified employees, directors or executive officers.

        The 200 share level was chosen by the board based on management's review with the board of Illini's shareholder base. The board considered using a number other than 200 shares. The board was aware that shareholders are free to buy or transfer shares until the Effective Time of the merger. It is expected that some shareholders will acquire additional shares before the Effective Time through market purchases or other transactions in order to be a holder of more than the threshold number of shares and thus remain a shareholder after the Merger. Because the number of shareholders above the threshold could increase before the Effective Time, it was necessary to select a threshold sufficiently high to make reasonable allowance for changes in the composition of the shareholder list without defeating the purposes of the proposed transaction. In reliance on management's analysis, the board believes that using a number lower than 200 would have resulted in an unacceptably high risk that the transaction would not yield the desired result of comfortably having less than 300 shareholders. Out of a total of 1,266 record shareholders, approximately 212 shareholders own 200 or more shares of our common stock. These 212 shareholders own, in the aggregate, approximately 91% of the outstanding shares of common stock.

Determination of the Terms of the Merger

        The structure and terms of the merger were determined by the board of directors. Of the alternatives considered by the board for reducing the number of shareholders of the Company in order to enable the Company to deregister its securities with the SEC, the board chose a merger transaction over both (1) a tender offer; and (2) a reverse stock split. The board believes the merger transaction is preferable because (1) unlike the tender offer, the merger transaction provides substantial certainty that sufficient shareholders will be eliminated to enable the Company to deregister; and (2) unlike the reverse stock split, the merger transaction requires a simple majority approval of the shares entitled to vote versus a 2/3rds majority vote required under Illini's articles of incorporation in order to effect a reverse stock split, the reverse stock split had the disadvantage that it would have resulted in a post-split stock price that would be undesirably high, and because it would have been necessary to require all remaining shareholders to surrender their existing stock certificates to be exchanged for new stock certificates, which would be burdensome for both the shareholders and Illini. In choosing the merger structure over the reverse stock split structure which would have required a 2/3rds supermajority versus the simple majority required under the merger structure, the board considered the procedural protections to be adopted in connection with the merger transaction including:

  •
  the retention of an independent financial advisor, Keller & Company, Inc., to perform a valuation of the Company's stock, and ultimately, to render an opinion as to the consideration to be received, from a financial point of view;

  •
  the retention and receipt of advice from independent legal counsel; and

  •
  the availability of dissenters' rights in the merger transaction.

        The board also considered the fact that shareholders who are expected to receive cash in the merger represent only approximately 8% of the outstanding shares of the Company's common stock, and approximately 92% of the outstanding shares would be continuing. The board further considered that Illini's affiliated shareholders own a relatively small percentage of the Company's stock (approximately 9.7%) and that such a low percentage would not be able to control the determination of whether the simple majority vote necessary to approve a merger transaction is obtained. Because the shares held by affiliates represents a small percentage of votes required to approve the merger transaction and because of the small percentage of shares being exchanged for cash in the merger, the board decided not to utilize a procedure that would require a majority of unaffiliated shareholders to approve the transaction. For the same reasons, the board decided not to utilize a reverse stock split structure (and hence, a 2/3rds supermajority requirement) because although it would provide an additional procedural protection, it would have the same substantive effect as requiring a majority vote of unaffiliated shareholders, which procedure the board determined not to utilize. See "Background of the Merger Proposal—Alternatives Considered" and "Recommendation of our Board of Directors."

        Because Illini Merger Co. is an affiliated company, the terms of the merger cannot be considered the result of arm's-length negotiations between unrelated parties. Consequently, the board retained Keller & Company, Inc., an independent financial advisor experienced in the financial analysis and valuation of financial institutions, to value the common stock. The cash consideration to be paid for the common stock under the merger was determined by the board of directors largely in reliance on Keller & Company, Inc.'s valuation report and fairness opinion. In addition to Keller & Company, Inc.'s valuation report, the board expressly considered the per share purchase price to be paid in the merger of $40.50 in comparison to current market prices, historical market prices, and the Company's net book value as of June 30, 2005. See "—Financial Fairness."

Financial Fairness

        The board of directors believes that the merger proposal is fair to, and in the best interests of, Illini and all shareholders, including those shareholders who are not officers and directors, and to all shareholders who will receive cash for their shares. The board of directors also believes that the process by which the merger is to be approved is fair.

        The board of directors believes that the merger proposal is fair despite the absence of statutory safeguards identified by the SEC, namely that

  •
  the board did not retain an unaffiliated representative to act solely on behalf of the shareholders who are not officers or directors, including shareholders who will receive only cash in the merger, for the purpose of negotiating the terms of the merger proposal or preparing a report covering the fairness of the merger proposal; and

  •
  the merger proposal is not structured so that the approval of at least a majority of those shareholders who are not officers and directors is required.

        However, despite the absence of an SEC requirement to do so, the board did obtain an opinion from an unaffiliated third-party relating to the fairness of the cash consideration to be paid to certain shareholders. As a result of obtaining an independent fairness opinion, the board determined that the cost of obtaining an additional fairness opinion or valuation from an unaffiliated representative for the purpose of negotiating the terms of the merger proposal on behalf of the unaffiliated shareholders would be costly and would not provide any meaningful additional benefit.

        The board of directors, including all of the directors who are not employees of Illini (i.e. 9 of the 10 directors), approved the merger proposal, and the board recommends that the shareholders approve the proposal. All of the members of the board of directors have expressed an intention to vote in favor of the merger proposal, including the board members who are not employees of Illini or the banks.

        Factors considered by the board included the following:

        Going Concern Value.    The going concern approach to value is based on the assumption that Illini continues as an operating entity subsequent to the consummation of the transaction and does not liquidate. Keller & Company, Inc. believes the going concern approach is both pertinent and appropriate in determining the fair value of the shares held by the Disqualified Holders.

        Within the going concern approach to value, Keller & Company, Inc. utilized three valuation methods, listed below in their order of relevance according to Keller & Company, Inc.:

  1.
  Market Value Method
  2.
  Comparable Transactions Method
  3.
  Discounted Cash Flow Method

1.    Market Value Method

        Integral to the valuation of Illini using the market value method, also known as the public comparables method, is the selection of an appropriate group of publicly-traded banks or bank holding companies, the "comparable group". The market value method is both historical and current in perspective, recognizing established and actual characteristics, performance and comparison in the context of economic cycles and environments as they have affected and resulted in current conditions. In the opinion of Keller & Company, Inc. for the purposes of the proposed transaction, the market value method is the most valid and reliable of the three methods constituting the going concern approach to value, particularly in contrast to the discounted cash flow methodology, in that the market value method's reliance on speculative, forward looking assumptions is minimal.

        Each institution in the comparable group was selected according to specific parameters related to financial condition and operating performance within ranges pertinent to the characteristics of Illini, in the subjective opinion of Keller & Company, Inc. based on its extensive experience in the valuation of banks and bank holding companies in the United States. The parameters established were considered by Keller & Company, Inc. to be both reasonable and reflective of Illini's basic operation and included geographic location, asset size, merger/acquisition activity, trading exchange, ratio of total equity to total assets, core return on average assets, core return on average equity and current dividend yield. Since no individual company in the comparable group is identical to Illini, exhibiting differences in various respects, the characteristics of the comparable group provided the primary basis for applying adjustments relative to Illini and rendering an opinion as Illini's value relative to the comparable group. The adjustment process involved considerations and judgments concerning differences in financial and performance characteristics, trading prices and pricing ratios of the comparable group. There was also a recognition and consideration of financial comparisons with all publicly-traded, FDIC-insured banks in the United States and all publicly-traded, FDIC-insured banks in the Midwest region and in Illinois. The banks comprising the comparable group, including some of their key characteristics are as follows:

COMPARABLE GROUP CHARACTERISTICS AND BALANCE SHEET TOTALS

		2nd Quarter of 2005
		Exchange	Total Assets ($000)	Total Net Loans ($000)	Total Deposits ($000)	Total Equity ($000)
ILLINI CORPORATION	Springfield, IL	OTC BB	253,463	147,302	211,487	17,958
COMPARABLE GROUP
Blackhawk Bancorp, Inc.	Beloit, WI	OTC BB	425,596	234,336	300,620	27,333
Bremen Bancorp, Inc.	Saint Louis, MO	Pink Sheet	214,169	162,101	178,530	18,717
Clarkston Financial Corp.	Clarkston, MI	OTC BB	186,153	128,736	155,981	12,460
Community Shores Bank Corp.	Muskegon, MI	NASDAQ	222,751	184,702	191,551	14,058
Enterprise Bank	Allison Park, PA	Pink Sheet	114,799	96,166	105,095	7,276
FC Banc Corp.	Bucyrus, OH	OTC BB	162,234	79,128	101,410	12,892
FCB Bancorp, Inc.	Louisville, KY	Pink Sheet	233,458	204,564	164,976	22,891
LDF Incorporated	Chicago, IL	Pink Sheet	398,935	211,100	365,429	21,788
Michigan Heritage Bancorp, Inc.	Farmington Hills, MI	OTC BB	164,398	128,506	140,803	16,172
Ohio Legacy Corp.	Wooster, OH	NASDAQ	202,003	145,658	163,020	17,587
Ohio State Bancshares, Inc.	Marion, OH	OTC BB	145,235	96,884	114,828	11,041
Ridgestone Financial Services, Inc.	Brookfield, WI	OTC BB	109,488	79,736	85,149	8,316
Rurban Financial Corp.	Defiance, OH	NASDAQ	451,048	266,968	340,405	50,600
Town and Country Financial Corp.	Springfield, IL	OTC BB	380,949	233,255	287,632	35,760
United Commerce Bancorp	Bloomington, IN	OTC BB	126,764	105,818	116,283	9,653
Average			235,867	157,177	187,447	19,103
Median			202,003	145,658	163,020	16,172
High			451,048	266,968	365,429	50,600
Low			109,488	79,128	85,149	7,276

        The comparable group is comprised of fifteen institutions ranging in size from $109.5 million to $451.0 million with an average asset size of $235.9 million. Geographically, four of the comparable group institutions are located in Ohio, with three in Michigan, two in Illinois, two in Wisconsin and one each in Indiana, Kentucky, Missouri and Pennsylvania. Three of the fifteen comparable group institutions are traded on NASDAQ, with eight traded on the OTC bulletin board and four listed in the Pink Sheets. The comparable group institutions as a unit have a ratio of equity to assets of 7.98 percent, which is 7.9 percent lower than all publicly-traded banks in the United States but 4.0 percent higher than publicly-traded banks in Illinois; and for the most recent four quarters indicated a core return on average assets of 0.47 percent, lower than all publicly-traded banks at 1.25 percent and lower than publicly-traded Illinois banks at 1.18 percent.

        Applying the appropriate adjustments relative to the comparable group and recognizing Illini's total assets, total equity, tangible equity, net earnings and core earnings at or for the twelve months ended June 30, 2005, Keller & Company, Inc. determined a price to book value ratio of 119.78 percent, a price to tangible book value ratio of 139.07 percent, a price to earnings multiple of 25.85, a price to core earnings multiple of 39.12 and a price to assets ratio of 8.46 percent. These results are set forth in the table immediately below:

COMPARABLE GROUP VALUATION ANALYSIS AND CONCLUSIONS
Stock Prices as of August 5, 2005

			Comparable Group		All Banks
Valuation assumptions:
	Symbol	Value (1)	Average	Median	Average	Median
Price to earnings	P/E	25.85	21.83	18.06	19.07	17.07
Price to core earnings	P/Y	39.12	28.92	19.83	20.21	17.55
Price to tangible book value	P/TB	139.07%	132.84%	130.25%	221.22%	201.41%
Price to book value	P/B	119.78%	126.49%	124.65%	196.99%	187.13%
Price to assets	P/A	8.46%	10.01%	10.17%	18.17%	16.80%
Net earnings (000)(2)	E	$832.000
Core earnings (000)(2)	Y	$544,000
Book value (000)(2)	B	$17,958,000
Tangible book value (000)(2)	TB	$15,401,000
Assets (000)(2)	A	$253,463,000

(1)
As determined by Keller & Company, Inc. based on applying appropriate adjustments relative to the pricing ratios of the comparable group.

(2)
Based on Illini's historical performance.

        Formulae to indicate value:

1.	Price/Earnings Method:	Value = P/E(E)	=	$21,505,850
2.	Price/Core Earnings Method:	Value = P/Y(Y)	=	$21,280,646
3.	Price/Book Value Method:	Value = P/B(B)	=	$21,510,650
4.	Price/Tangible Book Value Method:	Value = P/B(B)	=	$21,418,180
5.	Price/Assets Method:	Value = P/A(A)	=	$21,437,695

VALUATION CORRELATION AND CONCLUSIONS—MARKET VALUE METHOD:

	Number of Shares	Price Per Share	Total Value
Fair Value	541,029	$39.74	$21,500,000

        The above pricing ratios and multiples represent the following discounts or premiums relative to the comparable group:

	Illini	Comparable Group	Premium/ (Discount)
Price to earnings multiple	25.85	21.83	18.41%
Price to core earnings multiple	39.12	28.92	35.26%
Price to book value ratio	119.78	126.49	(5.30)%
Price to tangible book value ratio	139.07	132.84	4.69%
Price to assets ratio	8.46	10.01	(15.48)%

        Using the market value method, the correlation of the values calculated for each of the pricing ratios indicates, in their opinion, a fair value of $21,500,000 or $39.74 per share based on 541,029 shares outstanding.

2.    Comparable Transactions Method

        In order to determine the fair value of the shares held by the Disqualified Holders, Keller & Company, Inc. identified and reviewed eleven cash-out merger transactions completed by publicly-traded banks since January 1, 2003. In those eleven transactions, the average and median premium paid per share was 7.57 percent and 9.35 percent, respectively. The eleven comparable transactions included the following:

COMPLETED CASH-OUT MERGERS
January 1, 2003, through August 5, 2005

Announce Date	Completion Date	Company	Price/ Share	Premium/ (Discount) to 30 Day Market Price
08/30/04	03/15/05	West Metro Financial Services	$11.75	5.85%
09/29/04	02/23/05	Sturgis Bancorp	$16.00	12.28%
07/08/04	02/01/05	First Southern Bancshares	$1.50	(9.09)%
09/03/04	01/15/05	Southern Michigan Bancorp.	$26.30	9.35%
09/01/04	12/23/04	Darlington County Bancshares	$31.00	7.85%
12/04/03	06/17/04	Easton Bancorp.	$16.29	15.53%
10/29/03	02/27/04	HFB Financial Corp.	$22.75	14.55%
10/30/03	02/19/04	First National Bancshares	$21.70	11.28%
06/25/03	01/27/04	Capital Directions	$50.00	(0.99)%
02/23/04	08/14/03	Henderson Citizens Bancshares	$32.00	5.85%
12/17/02	03/12/03	Zachary Bancshares	$70.00	10.85%
		Average		7.57%
		Median		9.35%

        At August 5, 2005, Illini's most recent trading price was $39.00, with the most recent trade of 200 shares taking place on August 2, 2005. The next prior trade was on July 27, 2005, when 500 shares were traded, also at the price of $39.00, following a trade of 400 shares on July 25, 2005, at the price of $39.25. For the fifteen days prior to August 5, 2005, Illini's total trading volume was 1,100 shares at an average price of $38.37; for the thirty day period prior to August 5, 2005, Illini's total trading volume was 6,800 shares at an average price of $37.87; and for the sixty day period prior to August 5, 2005, Illini's total trading volume was 10,800 shares at an average price of $37.25.

        Considering the pricing ratios of the eleven institutions consummating the cash-out merger transactions, as well as industry trends, since January 1, 2003, in their opinion the appropriate premium over Illini's thirty day average market price is 6.25 percent. Applying a 6.25 percent premium to Illini's average thirty day market price of $37.87 indicates a fair value of $40.24 per share (or $21,771,000 based on 541,029 shares outstanding) using the comparable transactions method.

3.    Discounted Cash Flow Method

        The discounted cash flow method, also referred to as the income method, values Illini by projecting future benefits of ownership and discounting those benefits to a present value. It should be noted that although discounted cash flow is a widely used valuation methodology, it relies on numerous assumptions, including projected earnings, terminal values, acquisition multiples and discount rates, which can change over time and are considered speculative. Because of these speculative characteristics, Keller & Company, Inc. deems the discounted cash flow methodology to be less pertinent and reliable than the market value method and the comparable transactions method.

        The application of this method requires the selection of an appropriate discount rate, as well as assumptions related to prospective earnings, growth rates, dividends, and a terminal value. This method does not recognize the implementation of the proposed transaction and assumes that Illini will continue to operate within its current structure and business model through 2009.

        Keller & Company, Inc. selected a discount rate of 12.2 percent, based on the estimated cost of capital for small capitalization financial institutions published by Ibbotson Associates, a recognized statistical source. Their assumptions related to the financial condition, operating performance and dividend payments of Illini from 2005 to 2009 are the result of discussions with Illini's management in conjunction with their experience in constructing reasonable financial models for banks and thrift institutions.

        Based on the pro forma discounted cash flow analysis presented below, Keller & Company, Inc. determined the value of Illini by adding (a) the present value of the estimated dividend stream that Illini could generate over the years 2005 through 2009 and (b) the present value of the terminal value of Illini common stock at December 31, 2009. The terminal value was determined by applying to the residual tangible book value of Illini at December 31, 2009 an acquisition multiple of 1.67, which is the median of Midwest acquisitions of comparable size between January 1, 2004, and August 5, 2005, and discounting the adjusted tangible book value by the 2009 present value factor.

DISCOUNTED CASH FLOW ANALYSIS

	For the years ended December 31,
	2005		2006	2007	2008	2009	Total
			(Dollars in thousands, except share data)
Net interest income after provision for loan losses	7,630		7,040	7,479	8,105	8,660	38,914
Noninterest income	2,704		2,654	2,787	2,926	3,072	14,143
Noninterest expense	(8,446)		(8,589)	(8,761)	(8,936)	(9,115)	(43,847)
Net income before taxes	1,888		1,105	1,505	2,095	2,617	9,210
Income taxes	422		156	302	525	722	2,127
Net income	1,466		949	1,203	1,570	1,895	7,083
Dividend/share	0.40		0.40	0.60	0.60	0.60
Dividend paid	108	(1)	216	325	325	325	1,298
Discount rate: 12.20%
Present value factor (%)	0.9441		0.8414	0.7499	0.6684	0.5957
Present value of cash flow	102		182	243	217	193	938
Tangible book value	16,415		17,767	18,663	19,927	21,518
Shares outstanding	541,029		541,029	541,029	541,029	541,029
Tangible book value/share	$30.34		$32.84	$34.50	$36.83	$39.77
Average assets	248,484		264,000	275,393	287,887	301,543
Return on average assets (%)	0.59		0.36	0.44	0.55	0.63
Calculation of present value per share
Present value of cash flow—5 years			$938
Tangible book value at 12/31/09	$21,518
Tangible book value acquisition ratio(2)	1.67
Undiscounted terminal tangible book value	$35,935
Terminal tangible book value discounted at	0.5957	=	21,407
Total equity value at 6/30/05			$22,345
Number of shares			541,029
Total present value per share at 6/30/05			$41.30

(1)
Net of dividend paid in the first half of 2005.

(2)
Based on the median of Midwest transactions of comparable size since January 1, 2004.

        As indicated, the sum of the present value of the dividends and the terminal value is $22,345,000 or $41.30 per share using the discounted cash flow method, based on a constant 541,029 shares outstanding.

Correlation and Conclusion of Going Concern Value

        Using the going concern approach to value and applying each of the three valuation methods previously described, Keller & Company, Inc. determined the following respective values:

	Total Fair Value	Fair Value per Share
Market Value Method	$21,500,000	$39.74
Comparable Transaction Method	$21,771,000	$40.24
Discounted Cash Flow Method	$22,345,000	$41.30

        Keller & Company, Inc. did not apply any marketability or minority discount typically applied to minority shares of relatively illiquid companies. Based on the above methods of valuation, Keller & Company, Inc. opined that the fair value of Illini's common stock held by Disqualified Holders as of August 5, 2005 was $40.50. No company or merger utilized in Keller & Company, Inc.'s analyses was identical to Illini. Accordingly, Keller & Company, Inc.'s conclusions involve complex considerations and judgments concerning differences in financial and operating characteristics of the relevant companies, (and in the case of mergers) the timing of the relevant mergers and prospective buyer interests, as well as other factors that could affect the public trading markets of companies to which Illini is being compared.

        Keller & Company, Inc. arrived at its final conclusion of value using its professional judgment in the qualitative correlation or weighting of the individual and relative pertinence, validity and reliability of each method: in descending order, the market value method, the comparable transactions method and the discounted cash flow method. Keller & Company did not apply an arithmetic or formulary weighting to each method in the process of such correlation. While Keller & Company, Inc. deemed the discounted cash flow method to be the least reliable, the effect of the discounted cash flow method on the ultimate price arrived at of $40.50 per share is nevertheless, material, although to a lesser degree than either of the other two methods. Both the market value method and the comparable transactions method resulted in values of less than $40.50 per share. Consequently, any correlation of those two methods only would have yielded a price less than $40.50. The results of the discounted cash flow method, therefore, exerted a modest upward influence on the overall correlation and conclusion of value, resulting in Keller & Company's final valuation opinion of $40.50 per share.

        The board of directors required that Keller & Company, Inc. (i) provide its valuation of the common stock, and (ii) issue a fairness opinion on the price determined by the board of directors to be paid for shares of common stock in connection with the merger proposal. While Keller & Company, Inc. did provide a valuation, it did not recommend the amount of consideration to be paid in the going private transaction and the board was at all times free to adopt a price at, higher, or below the value determined by Keller & Company, Inc. The board imposed no limitations upon Keller & Company, Inc. with respect to the investigations made or procedures followed in rendering the valuation or the fairness opinion. The board reviewed and considered Keller & Company, Inc.'s analysis and has adopted it as its own. A copy of Keller & Company, Inc.'s fairness opinion is attached to this proxy statement as Appendix B. You or your representative (designated in writing) may inspect and copy the valuation report at the Company's main office during regular business hours. You or your representative (designated in writing) may also receive a copy of the report upon written request and at your expense. Please send in your written request to the address set forth on the cover page of this proxy statement. Additional information or documentation may be requested from you if necessary to verify your identity or that of your representative or the authority of your representative.

        The SEC also maintains a website that contains reports, proxy statements and other information about issuers, including Illini, who file electronically with the SEC. The address of that site is http://www.sec.gov. Illini has filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 in connection with the transactions described in this proxy statement. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. A copy of the valuation report is attached as an exhibit to the Company's Schedule 13E-3 and is available for inspection electronically at the SEC's website.

        Three other frequently used valuation methodologies (1. Net Book Value Approach; 2. Asset Approach; and 3. Liquidation Approach) were considered but not utilized by Keller & Company, Inc. for the reasons noted below. Keller & Company, Inc. believes that the Company's net book value per share does not properly or accurately reflect the Company's historical and prospective condition and performance. This approach estimates an entity's worth based on its accumulated retained earnings, or deficit, plus its original capitalization as computed in accordance with GAAP. Illini's net book value per share as of June 30, 2005 was $33.19 on a fully diluted basis. Net book value is also based on the historical cost of assets and does not recognize the value of the Company as a going concern and does not consider the value of certain attributes of a going concern, such as franchise value and the interrelationship among the Company's assets, liabilities, customer accounts and relations, market presence, image and reputation, staff expertise and depth of management. In Keller & Company, Inc.'s opinion, the net book value approach to value is not pertinent since Company's market capitalization is in excess of its book value. The proposed consideration to be paid to shareholders who are cashed-out in the merger is $40.50 which represents a 22% premium to Illini's June 30, 2005 net book value per share.

        The asset approach, sometimes referred to as the cost approach, arrives at a value by estimating the replacement cost of the subject's assets, including those assets which may not appear on the balance sheet, such as intangible assets. The difficulty with this approach related to the determination of appropriate values of certain assets. While physical assets can be liquidated, the value of the Company's assets lies in the ability of those assets to generate earnings and growth, rather than as separate elements of value distinct from the Company as an entity. Further, because Keller & Company, Inc. is valuing a minority interest, a minority of shareholders cannot force the sale of assets. Consequently, Keller & Company, Inc. deemed the asset approach to value to be not pertinent.

        Keller & Company, Inc. did not deem the Company's liquidation value as representative of the value of its common shares. If the Company's assets were sold in an orderly liquidation, some of the Banks' loans and deposits would likely be sold at a slight premium over book value, but other assets would likely be sold at a discount. Additionally, as a result of the liquidation process, the Company would incur greater legal fees, sale costs and other expenses of the liquidation process. Consequently, in Keller & Company, Inc.'s opinion, the Company's liquidation value would be substantially less than its market capitalization, so the liquidation approach is not pertinent in this case.

        Keller & Company, Inc., an Ohio corporation, is an independent financial advisor with extensive experience in the valuation of banks and bank holding companies throughout the United States. The board chose Keller & Company, Inc. to perform the valuation based upon previous experience, its reputation, management's recommendations and cost considerations.

        No material relationship exists or has existed within the past two years between Illini, Keller & Company, Inc. or any of their respective affiliates, except that Illini paid $10,000 to Keller & Company, Inc. for a fairness opinion rendered in connection with Illini's February 2005 private offering. Illini will pay Keller & Company, Inc. a fee of approximately $10,000 for its services rendered in connection with the merger and will reimburse it for out-of-pocket expenses incurred in connection with such services.

        In performing its analysis, Keller & Company, Inc. assumed, with Illini's consent, that financial forecasts provided by Illini management had been reasonably prepared, and on a basis reflecting the best currently available judgment of management, and that the forecasts will be realized in the amounts and times contemplated thereby. As part of its forecasts, Illini made certain assumptions, including assumptions with regard to general economic and competitive conditions. In preparing its forecast, Illini assumed the following growth rates: investments would grow at 3% per year; loans would grow at 6% per year; deposits would grow at 4% per year, noninterest income would grow at 5% per year, noninterest expense would grow at 2% per year, and the provision for loan loss would equal approximately 30 basis points on outstanding loans at each year end.

        Below is a financial forecast that was provided by management.

Projected Year-to-Date Income Statement

	07-2005	12-2005	12-2006	12-2007	12-2008	12-2009	12-2010	Total
INVESTMENTS	1,698,915	3,076,250	3,459,235	3,663,516	3,874,831	4,041,673	4,208,828	24,023,247
LOAN INT INCOME	5,512,614	9,592,928	10,235,640	10,908,236	11,670,379	12,428,248	13,222,614	73,570,660

TOT INT INCOME	7,214,529	12,669,178	13,694,876	14,571,752	15,545,210	16,469,921	17,431,442	97,593,908
Sub Int Deposits	554,533	1,028,940	1,187,086	1,234,569	1,283,900	1,335,310	1,388,722	8,013,059
Sub Time Deposit	1,438,896	2,750,737	3,726,634	4,037,681	4,220,887	4,399,679	4,575,886	25,150,401

DEPOSIT INT EXP	1,993,429	3,779,677	4,913,719	5,272,250	5,504,787	5,734,988	5,964,609	33,163,459
BORROWINGS	749,297	1,259,618	1,241,291	1,295,453	1,385,551	1,474,847	1,564,817	8,970,875

TOT INT EXPENSE	2,742,726	5,039,295	6,155,011	6,567,703	6,890,338	7,209,836	7,529,426	42,134,335

NET INT INCOME	4,468,803	7,629,882	7,539,865	8,004,049	8,654,872	9,260,085	9,902,017	55,459,573

TOT NON INT INC	1,627,280	2,704,105	2,653,851	2,786,543	2,925,870	3,072,164	3,225,772	18,995,585
TOT NON INT EXP	4,905,554	8,446,235	8,589,415	8,761,204	8,936,428	9,115,156	9,297,459	58,051,452
PROV LN LOSS	0	0	500,000	525,000	550,000	600,000	625,000	2,800,000

INCOME BEFORE TAX	1,190,529	1,887,752	1,104,301	1,504,389	2,094,315	2,617,093	3,205,329	13,603,707
NET TAXES & ADJ.	262,433	422,080	155,876	302,315	525,308	722,001	941,767	3,331,779

NET INCOME	928,096	1,465,672	948,425	1,202,074	1,569,007	1,895,092	2,263,562	10,271,928

Projected Month-End Balance Sheet

	07-2005	12-2005	12-2006	12-2007	12-2008	12-2009	12-2010
CASH & DUE FROM	5,634,996	5,634,996	5,691,346	5,748,259	5,805,742	5,863,799	5,922,437
INVESTMENTS	81,666,337	84,061,276	85,257,937	86,853,272	89,458,870	92,142,636	94,906,915
Gross Loans	149,169,610	155,212,709	164,525,460	174,397,000	184,860,820	195,952,469	207,709,617
Allow Loan Loss	-2,341,460	-2,341,460	-2,467,168	-2,592,876	-2,718,584	-2,844,292	-2,970,000

NET LOANS	146,828,150	152,871,249	162,058,292	171,804,124	182,142,236	193,108,177	204,739,617
FIXED ASSETS	5,965,095	5,965,095	6,024,746	6,084,993	6,145,843	6,207,302	6,269,375
OTHER ASSETS	11,089,282	10,919,243	10,516,062	10,746,016	10,983,382	11,228,437	11,481,472

TOTAL ASSETS	251,183,860	259,451,859	269,548,382	281,236,664	294,536,072	308,550,351	323,319,816

Sub Non-Int Dep	32,267,729	33,492,469	34,832,167	36,225,454	37,674,472	39,181,451	40,748,709
Sub Int Deposits	77,563,890	80,507,870	83,728,185	87,077,312	90,560,405	94,182,821	97,950,134
Sub Time Deposit	100,196,642	103,999,661	108,159,648	112,486,034	116,985,475	121,664,894	126,531,490

TOTAL DEPOSITS	210,028,261	218,000,000	226,720,000	235,788,800	245,220,352	255,029,166	265,230,333
BORROWINGS	20,797,938	20,597,938	20,597,938	22,295,076	24,872,434	27,460,045	30,040,696
OTHER LIABILITY	2,571,294	2,581,976	2,607,796	2,633,874	2,660,213	2,686,815	2,713,683
EQUITY CAPITAL	17,786,365	18,271,944	19,622,647	20,518,914	21,783,073	23,374,324	25,335,104

TOTAL LIAB & EQ	251,183,857	259,451,859	269,548,382	281,236,664	294,536,072	308,550,351	323,319,816

        Notwithstanding Keller & Company, Inc.'s analysis, the board was cognizant of Section. 1014 of the SEC's Regulation M-A which states in its relevant part the following: "The factors that are important in determining the fairness of a transaction to unaffiliated security holders and the weight, if any, that should be given to them in a particular context will vary. Normally such factors will include, among others . . . . whether the consideration offered to unaffiliated security holders constitutes fair value in relation to:

        —Current market prices;

        —Historical market prices;

        —Net book value;

                        *

                        *

                        *

        Therefore, in addition to receipt of the Keller & Company report, the board reviewed the following information to confirm that its determination as to the $40.50 per share price would not be altered in light of the cash consideration to be paid when compared to current and historical market prices and the Company's book value as of June 30, 2005.

        Current Market Prices.    The last sales price for a share of Illini common stock prior to announcement of this transaction was $39.00 on August 15, 2005. The proposed consideration to be paid to shareholders who are cashed-out in the merger of $40.50 represents a 3.8% premium to the pre-announcement $39.00 market price.

        Historical Market Prices.    Set forth below are the high and low prices for Illini's common stock as reported by the OTC Bulletin Board for the 1st quarter of 2003 through the 2nd quarter of 2005. The column furthest to the right shows the premium that the proposed consideration to be paid to shareholders who are cashed-out in the merger of $40.50 represents to the average of the high and low of Illini's pre-announcement historical market prices.

2005	High	Low	Premium
1st Quarter	$38.50	$34.00	11.7%
2nd Quarter	$38.50	$36.25	8.4%
2005	High	Low	Premium
1st Quarter	$36.50	$32.50	17.4%
2nd Quarter	36.37	33.60	15.8%
3rd Quarter	37.75	34.05	12.8%
4th Quarter	35.00	34.00	17.4%
2005	High	Low	Premium
1st Quarter	$27.50	$25.50	52.8%
2nd Quarter	34.00	25.50	36.1%
3rd Quarter	33.75	28.00	31.2%
4th Quarter	33.50	31.50	24.6%

        Net Book Value.    Illini's net book value per share as of June 30, 2005 was $33.19 on a fully diluted basis. The proposed consideration to be paid to shareholders who are cashed-out in the merger is $40.50 which represents a 22% premium to Illini's June 30, 2005 net book value per share.

Recommendation of our Board of Directors

        Based on the factors described above and the considerations set forth immediately below, the board of directors of Illini has determined that the merger proposal is in the best interests of, and fair to, the unaffiliated shareholders of Illini that are cashed-out in the merger, as well as those remaining unaffiliated shareholders of Illini Corporation. The board further determined that the merger consideration ($40.50 per share) payable to the unaffiliated shareholders who receive the cash in the merger is fair to those shareholders. See "—Financial fairness." Accordingly, the board of directors unanimously approved the merger proposal, and recommends that the shareholders vote in favor of the merger and the merger agreement.

        In reaching its decision to approve the merger proposal and in making its recommendation, the Illini board of directors considered a number of material factors, with each of them considered as positive or negative from a fairness standpoint.

        Positive factors for all unaffiliated shareholders.    The factors that the board considered positive for all unaffiliated shareholders included:

  •
  the fact that the board retained and received advice from an independent financial advisor, Keller & Company, Inc., in determining the fairness of the price of $40.50 per share;

  •
  the fact that the board retained and received advice from independent legal counsel in evaluating the terms of the merger agreement;

  •
  the opinion of Keller & Company, Inc., dated September 22, 2005, that the merger consideration to be received by holders of fewer than 200 shares pursuant to the merger agreement is fair to Illini's unaffiliated shareholders, from a financial point of view; and

  •
  the fact that the merger structure entitles shareholders to dissenters' rights under Illinois law, provided that any shareholder that desires to exercise his or her rights complies with the requirements for exercising dissenters' rights, including either abstaining or voting against the merger proposal.

        Positive factors for unaffiliated shareholders who receive cash in the merger.    In addition to the positive factors applicable to all unaffiliated shareholders set forth above, the factors that the board considered positive for the unaffiliated shareholders who receive cash in the merger included:

  •
  the fact that the cash price per share of $40.50 offered in the merger represents a 22% premium over the June 30, 2005 book value per share of $33.19;

  •
  the fact that the merger consideration is all cash, which provides certainty of value to those shareholders and immediate liquidity for the shareholders who receive cash in the merger; and

  •
  the fact that no brokerage or other transaction costs are to be incurred by shareholders who receive cash in the merger.

        Positive factors for remaining unaffiliated shareholders.    In addition to the positive factors applicable to all unaffiliated shareholders set forth above, the factors that the board considered as positive for the unaffiliated shareholders who will remain shareholders following the merger included:

  •
  the fact that such shareholders would have the opportunity to participate in any future growth and earnings of Illini;

  •
  the fact that such shareholders would not be required to pay income taxes as a result of the merger; and

  •
  the fact that the remaining unaffiliated shareholders would realize the potential benefits of termination of registration of the common stock, including, reduced expenses of Illini for no longer having to comply with SEC requirements.

        Negative factors for all unaffiliated shareholders.    The factors that the board of directors considered negative for all the unaffiliated shareholders included:

  •
  the fact that the directors and executive officers of Illini have interests in the merger or have relationships that present actual or potential, or the appearance of actual or potential, conflicts of interest in connection with the merger, including the fact that the directors and executive officers will retain their shares in the merger and their percentage ownership interests will increase modestly.

        Negative factors for unaffiliated shareholders receiving cash in the merger.    In addition to the negative factors applicable to all unaffiliated shareholders set forth above, the factors that the board considered negative for the unaffiliated shareholders who would receive cash in the merger included:

  •
  the fact that such shareholders would not have the opportunity to participate in any future growth and earnings of Illini;

  •
  the fact that such shareholders would be required to pay income tax on the receipt of cash in the merger; and

  •
  the fact that these shareholders will not be able to sell their shares at a time and for a price of their choosing.

        Negative factors for remaining unaffiliated shareholders.    In addition to the negative factors applicable to all unaffiliated shareholders set forth above, the factors that the board considered negative for the unaffiliated shareholders who will retain their shares in the merger included:

  •
  the fact that after the completion of the merger and registration is terminated, such shareholders will have decreased access to information about Illini;

  •
  the fact that after the completion of the merger, there will be approximately 1,054 fewer shareholders and Illini's stock will be traded on the Pink Sheets instead of the OTC Bulletin Board, which may reduce liquidity in Illini's stock;

  •
  the fact that after the completion of the merger, Illini will not be subject to the periodic reporting, proxy rules and Section 16 of the Securities Exchange Act; and

  •
  the merger may negatively affect the goodwill of certain of the banks' customers.

        While the board considered the negative factors described above, it concluded that the benefits of the positive factors outweighed the detriments of the negative factors and that the proposed transaction was fair and in the best interest of Illini's unaffiliated shareholders being cashed-out, as well as those remaining unaffiliated shareholders.

        The board did not consider the prices at which Illini had repurchased its stock over the past two years because there were no such transactions.

        The board also did not consider any firm offers by third parties because there were none. Neither management nor the board made any efforts to identify a buyer because the board determined that consideration thereof was inappropriate in the context of a transaction that would not be intended to result in a change of control of Illini. The board believed that it would be inappropriate to solicit such offers where no change of control was contemplated. The board did not consider other methods to significantly reduce its overhead expenses as an alternative to a going private transaction since only the going private transaction would result in Illini and the banks continuing to conduct their operations in substantially the same manner as they currently conduct their operations, only without the costs associated with being a "public" company. See "SPECIAL FACTORS—Operations of the Banks Following the Merger."

        The board did not consider and vote upon whether or not to, and as a result, did not, retain an unaffiliated representative to act solely on behalf of shareholders who are not directors or officers of Illini or the banks for purposes of negotiating the terms of the merger transaction or preparing a report on the fairness of the transaction. Nor did Illini structure the transaction so the approval of at least a majority of unaffiliated security holders is required. Shareholders who are expected to receive cash in the merger represent less than 9% of the common stock. The merger requires approval by shareholders holding a majority of the outstanding stock. Directors and officers as a group own 9.7% of the outstanding common stock of Illini. Because the shares held by directors and officers represent a small percentage of votes required to approve the transaction and because of the small percentage of shares being exchanged for cash in the merger, the board concluded that having an unaffiliated representative to act solely on behalf of shareholders who are not directors or officers of Illini and/or requiring a majority of unaffiliated shareholders to approve the transaction were unnecessary for this transaction.

        Likewise, the board did not consider establishing a committee of independent directors to negotiate on behalf of the unaffiliated security holders. Illini's board of directors consists of ten (10) persons, only one of whom is an officer of Illini. In view of the makeup of the board it was not deemed necessary to establish a committee of independent directors to negotiate on behalf of the unaffiliated security holders.

        The foregoing discussion of the factors considered by the board of directors is not intended to be exhaustive. In view of the variety of factors considered in connection with their evaluation of the merger proposal, the board of directors did not find it practicable to, and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The board considered all the factors as a whole in reaching its determination. In addition, individual members of the board of directors may have given different weights to different factors.

        The board, based upon the factors outlined above, believes that the merger proposal is fair to all unaffiliated shareholders of Illini being cashed-out, as well as those remaining unaffiliated shareholders.

Purposes and Reasons of Illini Merger Co. for the Merger Proposal

        Illini Merger Co. was organized solely for the purpose of facilitating the merger transaction. As a result Illini Merger Co.'s purpose and reasons for engaging in the merger transaction are the same as those set forth in "—Purposes of and Reasons for the Merger Proposal."

Position of Illini Merger Co. as to the Fairness of the Merger

        Illini Merger Co. has considered the analyses and findings of the Illini board of directors with respect to the fairness of the merger proposal to the unaffiliated Illini shareholders. As of the date hereof, Illini Merger Co. adopts the analyses and findings of the Illini board of directors with respect to the merger, and believes that the merger is fair to the unaffiliated Illini shareholders being cashed-out in the merger, as well as those remaining unaffiliated shareholders. See "—Recommendation of our Board of Directors." The merger agreement has been approved by Illini Merger Co.'s board of directors and sole shareholder.

Interests of Certain Persons in the Merger

        The officers and directors of Illini and the banks who are also shareholders will participate in the merger in the same manner and to the same extent as all of the other shareholders of Illini. See "—Financial Fairness." However, all of the directors and the executive officers own in excess of 200 shares and will, therefore, retain their shares in the merger, unlike many other shareholders who will be required to relinquish their interest in Illini as a result of the merger. And, if the merger is completed, the respective ownership percentages of each of the directors and executive officers will increase, as will the ownership interests of any other shareholder who retains his or her shares. As a result of the merger, the collective ownership interest of the directors and officers will increase from 9.7% to approximately 10.6%. See "Security Ownership of Certain Beneficial Owners and Management."

        Except as set forth in the immediately preceding paragraph, the executive officers and directors of Illini are not aware of any other benefits or additional compensation in connection with this transaction that will not be shared by Illini's unaffiliated shareholders generally. The proposed transaction does not constitute a "change of control" for purposes of any existing employment agreement with the executive officers of Illini. Illini has not and does not anticipate entering into any new employment or other compensation agreements with its executive officers as a result of the proposed transaction. We understand that all of the directors of Illini and the banks and all of the executive officers intend at this time to vote their shares in favor of the proposal to approve and adopt the merger and the merger agreement.

Certain Consequences of the Merger; Benefits and Detriments to Affiliated and Unaffiliated Shareholders

        Pursuant to the terms of the merger agreement, following shareholder approval of the merger proposal and subject to the fulfillment or waiver of certain conditions, Illini Merger Co. will be merged with and into Illini, and Illini will continue as the surviving company in the merger. The merger will cause a reduction in the number of Illini's shareholders from approximately 1,266 to approximately 212. Further, the merger will result in termination of the registration of the common stock with the SEC, which will eliminate the reporting and proxy solicitation obligations of Illini pursuant to the Securities Exchange Act.

        The shares that are acquired in the merger will be cancelled. Because all shares of common stock held by the shareholders, who, at the close of business on the date of the Special Meeting of Shareholders, own fewer than 200 shares will be cancelled in the merger, shareholders who own these shares will cease to participate in future earnings or growth, if any, of Illini or benefit from any increases, if any, in the value of Illini or its stock, and they no longer will bear the risk of any decreases in value.

        Distributions by the surviving Illini after completion of the merger (other than any distribution for which the record date is a date prior to the date of completion of the merger) will be paid to the owners of Illini and not to the shareholders who receive cash in the merger.

        The merger will also provide unaffiliated shareholders who receive cash in the merger a cost-effective way to cash out their investments, because Illini will pay all transaction costs in connection with the merger proposal.

        Potential disadvantages to unaffiliated shareholders who remain as shareholders after the merger is completed and registration terminated include:

  •
  the fact that after the completion of the merger, Illini will not be subject to the periodic reporting, proxy rules, the liability provisions and Section 16 of the Securities Exchange Act, and the recently enacted provisions of Sarbanes-Oxley which, among other things, requires that the Company's officers certify the accuracy of its financial statements; and

  •
  decreased liquidity, as a result of there being fewer shareholders and the Company's stock will not be quoted on the OTC Bulletin Board.

        Potential disadvantages to unaffiliated shareholders receiving cash in the merger include:

  •
  the fact that such shareholders will be required to surrender their shares involuntarily in exchange for a price determined by the board and would not have the opportunity to participate in any future growth and earnings of the Company or to liquidate their shares at a time and price of their choosing; and

  •
  the tax consequences described in "Material U.S. Federal Income Tax Consequences of the Merger" beginning on page     below.

Operations of the Banks Following the Merger

        Following the merger, Illini and the banks will continue to conduct their existing operations in the same manner as now conducted. The executive officers and directors immediately prior to the merger will be the executive officers and directors of Illini immediately after the merger. Illini and the banks' charters and by-laws will remain in effect and unchanged by the merger. The deposits of the banks will continue to be insured by the FDIC. The corporate existence of neither Illini nor the banks will be affected by the merger. Illini and the banks will continue to be regulated by the same agencies that regulated each entity before the merger.

Financing of the Merger

        The funds necessary to acquire shares of common stock in the merger, approximately $1,848,785, are anticipated to come from borrowings at the holding company and from special dividends paid to Illini by the banks. Illini anticipates that approximately $1.0 million will come from borrowings on a $2.0 million secured line of credit from Illini's correspondent bank, JP Morgan Chase. Illini anticipates that the credit facility will have a one- year term, and an interest rate equal to the prime rate of interest minus 50 basis points, with the stock of Illini Bank to serve as collateral for the loan. Financial covenants associated with the line of credit will include the following:

  •
  Illini and Illini Bank must maintain "well-capitalized" status. "Well capitalized" refers to the holding company's and bank's risk-based capital levels, as defined by the regulatory agencies. Institutions with the highest capital ratios (i.e., at or above a 10 percent total risk-based capital ("RBC") ratio, at or above a 6 percent Tier 1 risk-based capital ratio, and at or above a 5 percent leverage capital ratio) are usually categorized as "well capitalized". At September 30, 2005, Illini Corporation and Illini Bank had the following ratios, as compared to regulatory requirements:

	Regulatory Well Capitalized	Illini Corporation	Illini Bank
Total RBC	10%	15.38%	14.17%
Tier 1 RBC	6%	12.63%	12.97%
Leverage	5%	8.61%	9.05%
  •
  Illini Bank's Return on Average Assets must not fall below 0.50%; Illini Bank's ROAA at September 30, 2005 was 1.03%.

  •
  Illini Bank's ratio of nonperforming assets to total loans plus other real estate owned must not exceed 4.50%. Illini Bank's ratio of nonperforming assets to total loans plus other real estate owned at September 30, 2005 was 3.47%.

        The loan will be repaid out of proceeds generated from Illini's and banks' normal business operations. Illini does not currently have any alternative financing plans in place in the event that its primary financing plans fall through.

        The remaining $0.9 million will come from special dividends from the banks. Although these dividends will reduce the capital of the banks, the banks will be well-capitalized both before and after the dividends.

Source of Funds and Expenses

        We estimate that approximately $1.9 million will be required to pay for the shares of Illini common stock exchanged for cash in the merger. We intend to finance the merger using $1.0 million in borrowings from Illini's correspondent bank and $0.9 million from existing capital. Additionally, Illini will pay all of the expenses related to the merger. We estimate that these expenses will be as follows:

SEC filing fees	$218
Legal fees	$40,000
Accounting fees	$2,500
Financial Advisory Fees	$10,000
Printing costs	$8,500
Transfer Agent Fees	$11,300
Other	$4,000

Total	$76,518

Certain Terms of the Merger

        The following is a summary of certain provisions of the merger agreement and certain matters relating to the merger. The following summary does not purport to be complete and is qualified in its entirety by reference to the merger agreement which is attached as Appendix A to this proxy statement and is incorporated herein by reference. You are urged to read the merger agreement in its entirety and to consider it carefully.

Effective Time of the Merger

        We are working to complete the merger during February, 2006 so that we will terminate our registration with the SEC by March, 2006. However, we cannot guarantee that the merger will be effective by the end of March, 2006.

        The merger will become effective at the time (i) of the filing with and acceptance for record of the articles of merger by the Illinois Secretary of State, or (ii) at such time as we specify in the articles of merger. The articles of merger will be filed as soon as practicable after the requisite approval of the merger proposal by the shareholders at the special meeting is obtained and the other conditions precedent to the consummation of the merger have been satisfied or waived. We cannot assure you that all conditions to the merger contained in the merger agreement will be satisfied or waived. See "—Conditions to Consummation of the Merger."

Conversion and Exchange of Stock Certificates

        As soon as practicable after the merger is completed, we will mail to each shareholder receiving cash in the merger a letter of transmittal and instructions for surrendering their stock certificates. When these shareholders deliver their stock certificates to us along with the letter of transmittal and any other required documents, their stock certificates will be cancelled and they will be issued a check in the amount of $40.50 per share of common stock that is being cancelled in the merger.

        When the merger is completed, the shares of common stock owned by each shareholder receiving cash in the merger will automatically be converted into cash without any further action on the shareholder's part. In order to receive the cash, however, such shareholders must deliver to Illini their stock certificates along with a letter of transmittal and any other required documents. No service charge will be payable by shareholders in connection with the cash payments or otherwise; and all expenses will be borne by Illini. A shareholder will not be entitled to any distributions that are declared after the merger is completed on any shares of common stock that are automatically converted into cash as a result of the merger, regardless of whether the shareholder has surrendered his or her stock certificates to us. Each shareholder will be entitled to distributions on his or her common stock declared prior to the date on which the merger is completed, even if it is not paid until after the merger is completed provided he or she held the common stock on the date of record for such distribution. Please Do Not Surrender Your Stock Certificates Until You Receive the Letter of Transmittal

Conditions to Consummation of the Merger

        The boards of directors of Illini and Illini Merger Co. have approved the merger agreement and authorized the consummation of the merger. In addition, the sole shareholder of Illini Merger Co. has approved the merger. The completion of the merger depends upon a number of events, including:

  •
  the approval of the merger and the merger agreement by the shareholders of Illini;

  •
  the approval of the merger and the merger agreement by the shareholders of Illini Merger Co.;

  •
  the filing of a articles of merger with the Illinois Secretary of State;

  •
  the receipt of all regulatory approvals, if any. See "—Regulatory Requirements;" and

  •
  the securing of financing from our correspondent bank, JP Morgan Chase.

Amendment or Termination of the Merger Agreement

        The merger agreement may be amended by mutual written agreement of our board of directors and board of directors of Illini Merger Co., generally without the necessity of further action by you. However, your approval is required for any modification or amendment that:

  •
  changes the amount or kind of consideration that you will receive for your shares of common stock;

  •
  changes any provision of Illini's articles of incorporation; or

  •
  changes any of the terms of the merger agreement, if the change would adversely affect your rights as a shareholder.

        No amendments or modifications to the merger agreement are presently contemplated. However, if there is any material amendment to the merger agreement before the special meeting, we will notify you and provide you with information relating to the amendments prior to the meeting.

        The merger agreement may be terminated by the mutual consent in writing of Illini and Illini Merger Co. at any time before the filing of articles of merger with the Illinois Secretary of State. At this time, the parties have no intention of terminating the merger agreement.

Regulatory Requirements

        Except for the filing of the articles of merger with the Illinois Secretary of State upon the approval of the merger by the Illini shareholders, and compliance with federal and state securities laws, we are not aware of any material United States federal or state or foreign governmental regulatory requirement necessary to be complied with or approval that must be obtained in connection with the merger.

Rights of Dissenting Shareholders, Access to Corporate Files, Appraisal Services

        The rights of Illini shareholders who choose to dissent from the merger are governed by the provisions of the Illinois law. An excerpt of the Illinois law (Section 11.70) governing dissenters' rights is attached hereto as Appendix C.

        Pursuant to Section 11.70 of the Illinois law, a shareholder may assert dissenters' rights only if the shareholder delivers to Illini prior to the vote taken with respect to the merger at the special meeting a written demand for payment for his or her shares of Illini common stock if the merger is consummated and the shareholder does not vote in favor of the merger.

        Within ten days after the effective time, or 30 days after the shareholder delivers to Illini the written demand for payment, whichever is later, Illini will send each shareholder who has delivered a written demand for payment a statement setting for the opinion of Illini as to the estimated value of the shares of Illini common stock, Illini's balance sheet as of the most recently completed fiscal year ending not earlier than sixteen months prior to delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and a commitment to pay the estimated value for the shares of Illini common stock of the dissenting shareholder upon transmittal to Illini of the certificate(s), or other evidence of ownership, with respect to such shares of Illini common stock.

        If the dissenting shareholder does not agree with the opinion of Illini as to the estimated value of the shares, the shareholder, within 30 days after the delivery of the statement of value, must notify Illini in writing of his or her estimate of value and demand payment for the difference between the shareholder's estimate of value and the amount of the payment by Illini. If, within 60 days from delivery to Illini of the shareholder notification of estimate of value of the shares, Illini and the dissenting shareholder have not agreed in writing upon the value of the shares of Illini common stock, Illini must either pay the difference in value demanded or file a petition in the circuit court of Sangamon County, Illinois requesting the court to determine the fair value of the shares. Illini must make all dissenters, whether or not residents of Illinois, whose demands remain unsettled parties to such proceeding and all parties will be served with a copy of the petition. Failure of Illini to commence an action will not limit or affect the right of dissenting shareholders to otherwise commence an action as permitted by law. In an appraisal proceeding, the court may appoint one or more persons as appraisers to receive evidence and recommend decision on the questions of fair value.

        Each dissenter made a party to an appraisal proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of the shares exceeds the amount paid by Illini. The judgment will include an allowance for interest at such rate as the court may find to be fair and equitable from the effective time to the date of payment.

        The court, in an appraisal proceeding, will determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, but will exclude the fees and expenses of counsel and experts for any party. If the fair value of the shares as determined by the court materially exceeds the amount offered by Illini, or if no offer was made, then all or any part of such expenses may be assessed against Illini. If the amount by which any dissenter estimated the value of the shares materially exceeds the value as determined by the court, then all or any part of the costs may be assessed against the dissenter.

        WE STRONGLY ENCOURAGE YOU TO READ THE EXCERPTS FROM THE ILLINOIS LAW INCLUDED HEREIN AS APPENDIX C.

        Except as provided in this proxy statement under the captions "Where You Can Find More Information" and "May I obtain a copy of Keller & Company, Inc.'s valuation report", there have been no provisions established to grant unaffiliated security holders access to Illini's corporate files or to obtain counsel or appraisal services at Illini's expense.

Accounting Treatment

        The accounting treatment of the merger will be in accordance with accounting principles generally accepted in the United States of America. For shares that are exchanged for cash, the line item captioned "Common stock" on the Shareholders' Equity section of the Company's balance sheet will be reduced by the par value of the shares exchanged and the line item "Capital surplus" will be reduced by the excess of the purchase price over the par value. For shares that remain outstanding, there will be no accounting impact.

Material U.S. Federal Income Tax Consequences of the Merger

        The following discussion summarizes the material U.S. federal income tax consequences of the merger. The discussion is based upon the Internal Revenue Code of 1986, as amended, its legislative history, applicable Treasury regulations, existing administrative interpretations and court decisions currently in effect. Any of these authorities could be repealed, overruled or modified at any time after the date of this proxy statement, and any such change could be applied retroactively. This discussion does not address any tax consequences under state, local or foreign laws.

        The discussion that follows neither binds the IRS nor precludes the IRS from adopting a position contrary to that expressed in this proxy statement, and we cannot assure you that such a contrary position could not be asserted successfully by the IRS or adopted by a court if the positions were litigated. Illini does not intend to obtain a ruling from the IRS with respect to the U.S. federal income tax consequences of the merger. In addition, Illini does not intend to obtain an opinion from tax counsel with respect to the federal income tax consequences of the merger.

        This discussion assumes that you hold your shares of common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. This discussion does not address all aspects of federal income taxation that may be important to you in light of your particular circumstances or if you are subject to certain rules, such as those rules relating to:

  •
  shareholders who are not citizens or residents of the United States;

  •
  financial institutions;

  •
  tax-exempt organizations and entities, including IRAs;

  •
  insurance companies;

  •
  dealers in securities; and

  •
  shareholders who acquired their shares of common stock through the exercise of employee stock options or similar derivative securities or otherwise as compensation.

Tax Consequences to Shareholders Who Retain Their Shares.

        If you are a shareholder who retains your shares of common stock in the merger and you do not receive any cash or property (including stock) as part of the merger, you will not recognize gain or loss for U.S. federal income tax purposes as a result of the merger. The merger will not affect the adjusted tax basis or holding period of any shares of common stock that you continue to own following the merger.

Tax Consequences to Shareholders Who Receive Cash For Their Shares.

        If you are a shareholder who receives cash for your shares of common stock in the merger, you should be treated for federal income tax purposes as having had your shares redeemed by Illini under Section 302 of the Internal Revenue Code. Unless the cash received is treated as a dividend under Section 301 of the Internal Revenue Code (as discussed below), you will recognize gain or loss for U.S. federal income tax purposes with respect to the cash received for your shares of common stock. The gain or loss will be measured by the difference between the amount of cash received, $40.50 per share, and the adjusted tax basis of your shares of common stock. The gain or loss will be capital gain or loss and will be long-term capital gain or loss if you will have owned your shares of common stock for more than one year at the time the merger is completed.

        Section 302 of the Internal Revenue Code provides that the cash distribution will not be treated as a dividend if the distribution is (i) "not essentially equivalent to a dividend," (ii) "substantially disproportionate" with respect to the shareholder or (iii) completely terminates the shareholder's interest in our company. The constructive ownership rules of Section 318 of the Internal Revenue Code apply in comparing a shareholder's percentage interest in Illini immediately before and immediately after the merger. Generally, the constructive ownership rules under Section 318 treat a shareholder as owning (i) shares of common stock owned by certain relatives, related corporations, partnership, estates or trusts, and (ii) shares of common stock the shareholder has an option to acquire. If you receive cash for your common stock in the merger and completely terminate your direct and constructive ownership interest in Illini, you should recognize capital gain or loss as a result of the merger, and the cash distribution should not be treated as a dividend.

Tax Consequences to Illini, Illini Merger Co. And The Banks.

        Neither Illini, Illini Merger Co. nor the banks will recognize gain or loss for U.S. income tax purposes as a result of the merger.

Backup Withholding.

        Certain shareholders of Illini may be subject to backup withholding on the cash payments received for their shares of common stock. Backup withholding will not apply, however, if you furnish to Illini a correct taxpayer identification number and certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to you following the date of completion of the merger (foreigners should contact their tax advisers).

        Backup withholding is not an additional tax but is credited against the federal income tax liability of the taxpayer subject to the withholding. If backup withholding results in an overpayment of a taxpayer's federal income taxes, that taxpayer may obtain a refund from the IRS.

        This discussion does not address tax consequences that may vary with, or are contingent on, your individual circumstances. Moreover, this discussion does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, you are strongly encouraged to consult with your own tax advisor to determine the particular U.S. federal, state, local or foreign income or other tax consequences of the merger that are applicable to you.

Pro Forma Effect of the Merger

        The following selected pro forma financial data illustrates the pro forma effect of the transactions contemplated by the merger on Illini's financial statements as of and for the nine months ended

September 30, 2005 and as of and for the year ended December 31, 2004. Management has prepared this information based on its estimate that Illini will pay $40.50 to shareholders in lieu of fractional shares in the merger. Please see "Pro Forma Financial Information" for the complete pro forma financial information relating to this transaction.

Selected Pro Forma Financial Data
(In thousands except per share data)

	As of and for the Nine months ended September 30, 2005	As of and for the year ended December 31, 2004
Net interest income	$6,025	$6,951
Provision for loan losses	-0-	$1,395
Non-interest income	$1,759	$2,024
Non-interest expense	$6,213	$11,387
Income taxes	$344	$(1,232)
Net earnings/(loss)	$1,227	$(1,180)
PER COMMON SHARE
Basic earnings/(loss) per share	$2.59	$(3.20)
Diluted earnings/(loss) per share	$2.59	$(3.20)
Book value	$32.67	$31.38
AT PERIOD END
Assets	$246,984	$236,666
Shareholders' equity	$16,183	$11,575
Common shares outstanding	495,380	368,880
Weighted average shares outstanding	473,602	368,385

Termination of Securities Exchange Act Registration

        Illini's common stock is currently registered under the Securities Exchange Act and quoted on the OTC Bulletin Board. We will be permitted to terminate our registration if there are fewer than 300 record holders of outstanding shares of Illini common stock. Upon the completion of the merger, Illini will have approximately 212 shareholders of record. We intend to apply for termination of the registration of Illini's common stock under the Securities Exchange Act as promptly as possible after the effective date of the merger. In addition, Illini's common stock will cease to be traded on the OTC Bulletin Board and any trading in our common stock after the merger will only occur in the "Pink Sheets" or in privately negotiated transactions.

        Termination of registration under the Securities Exchange Act will substantially reduce the information required to be furnished by Illini to its shareholders and to the Securities and Exchange Commission. After termination of registration with the SEC, Illini will no longer be required to file periodic reports under Section 13 of the Securities Exchange Act like the Annual Report on Form 10-KSB, the Quarterly Report on Form 10-QSB, and Current Reports on Form 8-K. In addition, other provisions of the Securities Exchange Act, such as the short-swing profit provisions of Section 16 and the requirement of furnishing a proxy or information statement in connection with shareholder meetings under Section 14(a) would cease to apply to the Company 90 days after it files the required Form 15 terminating its registration under the Securities Exchange Act. The requirements of Rule 13e-3 regarding "going private" transactions, will also no longer apply to Illini.

        We estimate that termination of the registration of Illini common stock under the Securities Exchange Act will save Illini approximately $192,000 per year in legal, accounting, printing, management time and other expenses per year.

INFORMATION REGARDING THE
SPECIAL MEETING OF SHAREHOLDERS

Time and Place of Meeting

        We are soliciting proxies through this proxy statement for use at a special meeting of Illini shareholders. The special meeting will be held at 10:00 a.m. on February 13, 2006, at Illini Bank's Main Office at 3200 West Iles Avenue, Springfield, Illinois 62711.

Record Date and Mailing Date

        The close of business on January 2, 2006, is the record date for the determination of shareholders entitled to notice of and to vote at the special meeting. We first mailed the proxy statement and the accompanying form of proxy to shareholders on or about January 13, 2006.

Number of Shares Outstanding

        As of the close of business on the record date, Illini had 45,000,000 shares of common stock, $0.01 par value, authorized, of which 541,029 shares were issued and outstanding and 10,000,000 shares of preferred stock, $0.01 par value, none of which were issued and outstanding. Each outstanding share of common stock is entitled to one vote on all matters presented at the meeting.

Purpose of Special Meeting

        The purposes of the special meeting are:

  1.
  To consider and act upon a proposal to approve the merger of Illini Merger Co., a wholly-owned subsidiary of Illini, with and into Illini as contemplated by the merger agreement attached as Appendix A to the enclosed proxy statement. Pursuant to the terms of the merger agreement, (a) each share of Illini common stock owned of record at the close of business on the date preceding the effective time of the merger, by a holder of fewer than 200 shares of common stock, will be converted into, and will represent the right to receive from Illini $40.50 cash per share; and (b) each share of Illini common stock owned of record at the close of business on the date preceding the effective time of the merger, by a holder of 200 or more shares of common stock will continue to represent one share of Illini common stock after the merger.

  2.
  To transact any other business as may properly come before the meeting or any adjournments of the meeting. (Please note that the meeting will not be adjourned for the purpose of soliciting additional proxies.)

Voting at the Special Meeting

        The merger must be approved by the affirmative vote of the holders of a majority of the shares entitled to vote at the special meeting. On January 2, 2006, Illini's directors and executive officers owned, directly or indirectly, 52,591, representing approximately 9.7%, of the approximately 541,029 outstanding shares of common stock as of that date. Each of the directors has indicated that he or she intends to vote his or her shares in favor of the proposed merger.

Dissenters' Rights

        The applicable Illinois laws entitle shareholders of Illini to dissent from the merger. See "SPECIAL FACTORS—Rights of Dissenting Shareholders; Access to Corporate Files, Appraisal Services."

Procedures for Voting by Proxy

        If you properly sign, return and do not revoke your proxy, the persons appointed as proxies will vote your shares according to the instructions you have specified on the proxy. If you sign and return your proxy but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted FOR the approval of Proposal 1 and in the best judgment of the persons appointed as proxies on all other matters properly brought before the special meeting on all matters which were unknown to us a reasonable time before the solicitation.

        You can revoke your proxy at any time before it is voted by delivering to Dennis Guthrie, Chief Financial Officer, 3200 West Iles Avenue, Springfield, Illinois 62711, either a written revocation of the proxy or a duly signed proxy bearing a later date or by attending the special meeting and voting in person.

Requirements for Shareholder Approval

        A quorum will be present at the meeting if a majority of the outstanding shares of Illini common stock are represented in person or by valid proxy. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists. Approval of the merger requires the affirmative vote of a majority of the shares of Illini entitled to vote on Proposal 1. Any other matter that may properly come before the special meeting requires that more shares be voted in favor of the matter than are voted against the matter. We will count abstentions and broker non-votes in determining the minimum number of votes required for approval.

        Based on the 541,029 shares outstanding as of the record date, a quorum will consist of 270,515 shares represented either in person or by proxy. Based on the 541,029 shares outstanding as of the record date, the minimum number of votes required to be cast in favor of the proposal in order to approve the merger is 270,515.

        Abstentions.    A shareholder who is present in person or by proxy at the special meeting and who abstains from voting on any proposal will be included in the number of shareholders present at the special meeting for the purpose of determining the presence of a quorum. Abstentions do not count as votes in favor of or against a given matter. Since the proposal must be approved by the affirmative vote of a majority of the shares entitled to vote, an abstention has the effect of a vote against the proposal.

        Broker Non-Votes.    Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies that contain no voting instructions by the broker on a particular matter are referred to as "broker non-votes" with respect to the proposal(s) not voted upon. Broker non-votes are included in determining the presence of a quorum. A broker non-vote, however, does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. Since the proposal must be approved by the affirmative vote of a majority of the shares entitled to vote, a broker non-vote has the effect of a vote against the proposal.

Solicitation of Proxies

        Proxies are being solicited by our board of directors, and Illini will pay the cost of the proxy solicitation. Our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone, or fax. We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our proxy solicitation material to the beneficial owners of common stock held of record by these institutions and will reimburse them for the reasonable out-of-pocket expenses they incur in connection with this process.

INFORMATION ABOUT ILLINI AND ITS AFFILIATES

General

        Illini was incorporated under the laws of the State of Illinois in 1983 and is a bank holding company under the Bank Holding Company Act of 1956, as amended,. Illini presently operates two wholly owned subsidiaries, Illini Bank, with 13 locations throughout four counties in central Illinois and Farmers State Bank of Camp Point, Camp Point, Illinois. The Corporation's executive offices are located at 3200 West Iles Avenue, Springfield, Illinois 62711, and its telephone number is 217-787-5111.

        Illini Bank is an Illinois state bank, which had total assets of $198.8 million at December 31, 2004. Illini Bank maintains 13 banking facilities located in the following Illinois communities: Springfield, Lincoln, Auburn, Danvers, Divernon, Elkhart, Hudson, Mechanicsburg, Sherman, and Stonington. Farmers State Bank of Camp Point is an Illinois state bank, which had total assets of $36.7 million at December 31, 2004. Farmers State Bank of Camp Point maintains one banking facility located in Camp Point, Illinois.

        Each bank offers their customers a wide variety of financial services and products. Deposit products include a variety of checking, NOW, money market, savings, investment sweep accounts, and certificates of deposit. Lending products include short, intermediate, and long-term business and agricultural loans, commercial and residential real estate loans, personal and consumer purchase loans, home equity loans, and personal secured and unsecured lines of credit. Additional product offerings include letters of credit, credit cards, notary services, safe deposit boxes, and check imaging. Illini Bank's and Farmers State Bank of Camp Point's deposit accounts are insured by the Federal Deposit Insurance Corporation (the "FDIC") under the Bank Insurance Fund ("BIF") to the maximum amount allowed by law. Illini is supervised and regulated by the Board of Governors of the Federal Reserve ("FRB"), and Illini Bank and Farmers State Bank of Camp Point are supervised and regulated by the FDIC and the Illinois Department of Financial and Professional Regulation, Division of Banks and Real Estate ("Illinois DFPR").

        Illini's address is 3200 West Iles Avenue, Springfield, Illinois, 62711 and its telephone number is (217) 787-5111.

Illini Merger Co.

        Illini Merger Co. is a newly-formed Illinois corporation which was organized solely for the purpose of facilitating the merger transaction. Illini Merger Co. will merge into Illini and will cease to exist after the merger. Illini Merger Co. has not conducted any activities other than those incident to its formation, its negotiation and execution of the merger agreement, and its assistance in preparing various SEC filings related to the proposed ongoing private transaction. Illini Merger Co. has no significant assets, liabilities or shareholders' equity. The address and telephone number of Illini Merger Co.'s principal offices are the same as Illini.

        Illini Merger Co. has not been convicted in a criminal proceeding during the past five years, nor has it been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining it from future violations of, or prohibiting activities subject to, federal or state securities law, or finding any violation of federal or state securities laws.

Directors and Executive Officers of Illini Corporation

        The following sets forth certain information with respect to Illini's executive officers as of December 31, 2005.

  Gaylon E. Martin—58, President and Chief Executive Officer

  Mr. Martin has an extensive career in community banking, principally in Northern Illinois. Mr. Martin served in senior officer positions with Citizens First National Bank, Princeton, Farmers National Bank, Geneseo and Wells Fargo. Mr. Martin began his career with Illini in January 2004 as President of Illini and was appointed as a director of Illini in November 2004.

  Dennis Guthrie—54, Senior Vice President, Chief Financial Officer and Treasurer

  Mr. Guthrie joined Illini in August 2003 as Senior Vice President and Chief Financial Officer. He has over 30 years of bank management experience, the most recent as Vice President of Citizens First National Bank, located in Princeton, Illinois.

        Illini's executive officers are appointed annually by the board of directors at the meeting of directors following the Annual Meeting of Shareholders. There are no family relationships among these officers and/or directors or any arrangement or understanding between any officer and any other person pursuant to which the officer was elected.

        Set forth below is biographical information regarding each of our directors other than Mr. Martin whose information is set forth above:

Name, Age, Principal Occupation and other Directorships	Director of the Corporation Since
William N. Etherton—78, Farmer	1994

Mr. Etherton has been engaged in farming and the livestock business in the Mechanicsburg vicinity all of his lifetime. He remains active in Etherton Stock Farms, a 2,500-acre farm operation. He previously served as a director of Citizens State Bank of Mechanicsburg and Illini Bank of Sangamon County before being elected to the board of Illini Bank in 1994.
Jesse Werner, Jr.—68, President of Champion Gas & Oil	2001

Mr. Werner is President of Champion Gas & Oil Company, Vice President of Arrow Trailer & Equipment Company and Vice President of Waco Leasing Company. Mr. Werner served on the board of American Bank & Trust Co. until 1994, and was a director of Illini Bank. He previously served as a director of Illini from 1983 until 1996.
William B. McCubbin—67, Farmer	1983

Mr. McCubbin has engaged in farming in Sangamon County since 1961. He served as a director of Citizens State Bank of Mechanicsburg, Illini Bank of Sangamon County and Illini Bank-Coffeen until their consolidation with Illini Bank. Mr. McCubbin has served as a director of Illini Bank since 1994 and with Illini since 1983. Mr. McCubbin has also served as corporate secretary since 1998.

N. Ronald Thunman—73, Chairman of the Board of Pinkerton	1997
Government Services, Inc.

Mr. Thunman serves as Chairman of the Board of Pinkerton Government Services, Inc. Previously, Mr. Thunman was President of CAE Electronics Corporation in Leesburg, Virginia from 1995 through 1999, Chairman of the board of CAE Electronics Corporation from 1999 through 2002, and was Chairman of the board of Directors of ABB Government Services Corporation from 1990 through 1995. Mr. Thunman is a retired Vice Admiral from the United States Navy. Mr. Thunman also serves as a director of Illini Bank.
Dr. Jane Schachtsiek—57, Chancellor, Dept. of Nursing	1997

Dr. Schachtsiek has served as Chancellor at St. Johns College, Department of Nursing since 1990. Previously, Dr. Schachtsiek earned her Doctorate of Philosophy from Southern Illinois University in Carbondale and is a member of the board of St. John's College. She was also elected a director of Illini Bank in 1997 and has served in that capacity since then.
Thomas A. Black—67, Management	1983

Mr. Black was employed by Caterpillar Tractor Company since 1956 and held a management position from 1973 until his retirement in July 2000. He served as a director of Stonington Community Bank & Trust Co. and Illini Bank-East until the merger with Illini Bank in 1994. Mr. Black was elected to the board of directors of Illini Bank in 1994 and has served as its Chairman since 1996. Mr. Black also serves as Chairman of the board of Illini and has held such position since 1983. Mr. Black was elected to the board of directors of Farmers State Bank Camp Point in 1999 and has served as its Chairman since then.
Lawrence B. Curtin—78, Farmer	1983

Mr. Curtin owns and operates a large corn and soybean farm and has been in farming his entire life. He served as a director and Chairman of the board of Illini Bank-East until the merger with Illini Bank. He also serves as a director of Illini Bank.
Dr. Anthony F. Liberatore—58, Professor of Economics	1997

Dr. Liberatore has been a fully tenured Professor of Economics at Millikin University since 1985 and is currently the Hermann Chair of Management Development and Director of MBA Programs with the Tabor School of Business. He founded Quality By Design, a private consulting firm, in 1990. He was also elected a director of Illini Bank in 1997 and has served in that capacity since then.
R. Neil Richardson—54, Certified Public Accountant	2005

Mr. Richardson is a Certified Public Accountant and is employed at Bray, Drake, Liles & Richardson in Urbana, Illinois. Mr. Richardson participates in business consulting and planning for various types of businesses as well as helps in preparation of corporate tax returns, estates, trusts and partnerships.

All of the above-listed persons are U.S. citizens. During the past five years, none of them have been a party in any judicial or administrative proceeding that resulted in a judgment, decree, or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws, or finding any violation with respect to such laws. Nor have any of them been convicted in any criminal proceeding during the past five years. The business address and telephone number of the directors and executive officers at Illini is 3200 West Iles Avenue, Springfield, Illinois 62711, telephone (217) 787-5111.

Voting Securities and Principal Holders Thereof

        The following table sets forth information as of January 2, 2006 with respect to the persons and groups known to Illini to be the beneficial owners of more than five percent of Illini's common stock, each of the directors, executive officers, and all directors and executive officers as a group before and their anticipated ownership after the merger.

	Prior to Merger		After Merger
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
5% or more beneficial owners:
D. Marlene H. Huls(1) P.O. Box 579 Gilford, IL 61847	123,333	22.8%	123,333	24.9%
HBI Private Equity Fund I, LLP	44,082	8.2%	44,082	8.9%
Directors and Executive Officers:
Thomas A. Black	18,624	3.4%	18,624	3.7%
Lawrence B. Curtin	3,194	*	3,194	*
William N. Etherton	8,110	1.5%	8,110	1.6%
Anthony Liberatore	3,556	*	3,556	*
William B. McCubbin	3,250	*	3,250	*
R. Neil Richardson	318	*	318	*
Jane A. Schachtsiek	455	*	455	*
N. Ronald Thunman	4,200	*	4,200	*
Jesse A. Werner	8,134	1.5%	8,134	1.6%
Gaylon E. Martin	2,750	*	2,750	*
All directors and executive officers as a group (10 persons)	52,591	9.7%	52,591	10.6%

*
Less than one percent

(1)
Includes 103,756 shares held directly plus 19,577 shares held in the D. Marlene H. Huls TR UW, Ernst H. Huls Family Trust for which Ms. Huls has the right to vote and/or the power to dispose of such shares.

Recent Affiliate Transactions in Illini Stock

        There were no transactions in Illini's common stock by its affiliates which have occurred over the last sixty days.

Stock Repurchases by Illini Corporation

        During the past two years, there have been no repurchases by Illini of shares of its common stock.

Market for Common Stock and Dividend Information

        Illini's common stock is quoted on the OTC Bulletin Board under the symbol "ILIN." The table below sets forth the high and low sales prices for the common stock from January 1, 2003, through

December 31, 2005 as reported by the OTC Bulletin Board, for the calendar quarters indicated, and the dividends declared on the stock in each quarter. These price quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions.

	High	Low	Dividend Declared
2005
First Quarter	$38.50	$34.00	$.10
Second Quarter	$38.50	$36.25	$.10
Third Quarter	$40.35	$36.25	$.10
Fourth Quarter	$43.00	$39.71	$.10
2004
First Quarter	$36.50	$32.50	$.25
Second Quarter	36.37	33.60	.10
Third Quarter	37.75	34.05	.10
Fourth Quarter	35.00	34.00	.11
2003
First Quarter	$27.50	$25.50	$.25
Second Quarter	34.00	25.50	.25
Third Quarter	33.75	28.00	.25
Fourth Quarter	33.50	31.50	.25

        As of January 2, 2006, there were approximately 1,266 common shareholders of record, not including beneficial owners whose shares may be registered in "street" name.

        After the merger, the Illini common stock will no longer be quoted on the OTC Bulletin Board or be eligible for trading on an exchange or automated quotation system operated by a national securities association. Illini will not be required to file reports under the Securities Exchange Act, and its common stock will not be registered under the Securities Exchange Act. Illini anticipates that its stock will continue to be quoted in the over-the-counter market, on the "Pink Sheets." The "Pink Sheets" is a centralized quotation service that collects and publishes market maker quotes in real time primarily through its website, Pinksheets.com, which provides stock and bond price quotes, financial news and information about securities traded. Howe Barnes Investments, Inc., and Monroe Securities, Inc. have agreed to continue to use their best efforts to make a market in the shares of common stock as long as the volume of trading and certain other market making considerations justify such activity.

Description of Common Stock

        The Bank is authorized to issue 45,000,000 shares of common stock, par value $0.01 per share and 10,000,000 shares of preferred stock, par value $0.01 per share. The authorized but unissued and unreserved shares of common stock are available for general corporate purposes, including, but not limited to, possible issuance as stock dividends, in connection with mergers or acquisitions, under a cash dividend reinvestment or stock purchase plan, in a public or private offering or under employee benefit plans. Generally no shareholder approval is required for the issuance of these shares, except for shares to be offered to directors, officers and controlling persons (as defined under applicable federal regulations) in other than a public offering.

        Voting Rights.    Each share of the common stock has the same relative rights and is identical in all respects with every other share of the common stock. The holders of the common stock possess exclusive voting rights in Illini. Each holder of common stock is entitled to one vote for each share held of record on all matters submitted to a vote of holders of the common stock.

        Dividends.    Illini has consistently issued dividends to the holders of the common stock, who are and will continue to be entitled to share equally in any such dividends. For additional information as to dividends, see "Dividend Policy" below.

        Liquidation.    In the unlikely event of the complete liquidation or dissolution of Illini, holders of the common stock would be entitled to receive all assets of Illini available for distribution in cash or in kind, after payment or provision for payment of (i) all debts and liabilities of Illini; (ii) any accrued dividend classes; (iii) liquidation preferences upon any preferred stock and other serial preferred stock which may be issued in the future; and (iv) any interest in the liquidation account.

        Other Characteristics.    Holders of the common stock do not have preemptive rights with respect to any additional shares of common stock which may be issued. Therefore, the board of directors may sell shares of common stock of Illini without first offering such shares to existing shareholders. The common stock is not subject to call for redemption, and the outstanding shares of common stock when issued and upon receipt by Illini of the full purchase price therefor are fully paid and nonassessable.

        Transfer Agent and Registrar.    The transfer agent and registrar for the common stock is Illinois Stock Transfer Company, Chicago, Illinois.

Dividend Policy

        Future dividend payments may be made at the discretion of Illini's board of directors, considering factors such as operating results, financial condition, regulatory restrictions, tax consequences, and other relevant factors.

SELECTED HISTORICAL FINANCIAL DATA

		At December 31,
	As of September 30, 2005
		2004	2003	2002	2001	2000
	(in thousands)
Assets	$247,834	$237,516	$264,759	$282,659	$274,512	$240,031
Loans, net of unearned interest	144,361	158,572	188,492	209,834	199,016	168,969
Cash and cash equivalents	6,628	11,561	15,916	19,853	15,585	7,023
Securities available for sale	81,346	56,161	47,172	42,969	49,156	54,602
Securities held to maturity	0	0	0	0	0	0
Deposits	208,451	198,719	226,615	244,834	238,827	203,292
Borrowed funds	10,285	14,690	11,875	9,051	10,084	14,481
Trust Preferred securities	9,000	9,000	9,000	9,000	9,000	0
Shareholders' equity	18,033	13,425	15,041	15,221	13,590	19,358
Book value per share	$33.33	$32.39	$36.53	$36.97	$33.01	$33.86
		For Years Ended December 31,
	Year to Date September 30, 2005
		2004	2003	2002	2001	2000
	(in thousands)
Interest income	$9,711	$13,030	$14,963	$18,146	$18,832	$16,908
Interest expense	3,637	4,619	6,532	8,201	10,051	8,529

Net interest income before provision for loan losses	6,074	8,411	8,431	9,945	8,781	8,379
Provision for loan losses	0	1,395	1,081	760	605	540

Net interest income after provision for loan losses	6,074	7,016	7,350	9,185	8,176	7,839
Noninterest income	1,759	2,024	2,221	2,189	2,832	3,082
Noninterest expense	6,309	11,514	9,137	9,433	9,258	8,552

Income (loss) before income tax expense	1,524	(2,474)	434	1,941	1,750	2,369
Income tax expense (benefit)	328	(1,253)	(161)	419	471	674

Net income	$1,196	($1,221)	$595	$1,522	$1,279	$1,695

Basic and diluted earnings per share	$2.30	($2.95)	$1.45	$3.70	$2.64	$2.96
		At or for the Year Ended December 31,
	At September 30, 2005
		2004	2003	2002	2001	2000
Return on assets (net income as a percentage of average assets)	0.64%	-0.50%	0.22%	0.54%	0.49%	0.75%
Return on equity (net income as a percentage of average equity)	9.32%	-8.83%	3.83%	10.83%	8.00%	9.42%
Equity-to-assets ratio (average equity as a percentage of average total assets)	6.90%	5.63%	5.69%	4.98%	6.16%	7.92%
Interest rate spread	3.40%	3.61%	3.21%	3.58%	3.28%	3.39%
Net interest margin for period	3.76%	3.92%	3.53%	3.62%	3.83%	4.14%
Noninterest expense, as a percentage of average total assets	3.38%	4.69%	3.35%	3.34%	3.57%	3.77%
Allowance for possible loan losses as a percentage of total loans	1.43%	1.52%	1.25%	1.18%	1.06%	1.30%
Non-performing assets as a percentage of total assets	1.57%	1.57%	3.56%	2.02%	1.93%	0.47%
Dividend payout ratio	13.02%	n/m	69.24%	27.05%	37.88%	33.74%

PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
(In thousands except per share data)

        The following unaudited pro forma condensed consolidated balance sheet as of September 30, 2005 (the "Pro Forma Balance Sheet"), and the unaudited pro forma consolidated statements of earnings for the year ended December 31, 2004 and nine month period ended September 30, 2005 (the "Pro Forma Earnings Statement"), show the pro forma effect of the merger. Pro forma adjustments to the Pro Forma Balance Sheet are computed as if the merger occurred at September 30, 2005, while the pro forma adjustments to the Pro Forma Earnings Statements are computed as if the merger was consummated on January 1, 2004, the earliest period presented.

        The pro forma information does not purport to represent what Illini's results of operations actually would have been if the merger had occurred on January 1, 2004.

Pro Forma Consolidated Financial Statements (Unaudited)

        The following unaudited pro forma consolidated balance sheet as of September 30, 2005 and the unaudited pro forma consolidated income statements for the year ended December 31, 2004, and the nine months ended September 30, 2005, give effect to the following:

  •
  We have assumed that the merger occurred as of September 30, 2005, for the purposes of the consolidated balance sheet, and as of January 1, 2004, respectively, with respect to the consolidated income statements for the year ended December 31, 2004, and the nine months ended September 30, 2005.

  •
  We have assumed that a total of 45,649 shares are cashed out in the merger at a price of $40.50 per share for a total of $1,848,785.

  •
  We have assumed that all of the cash required to consummate the merger will be provided from working capital of the Illini and $1,000,000 in borrowings from our correspondent bank, JP Morgan Chase, at a current interest rate of 6.5%.

  •
  We have adjusted for anticipated cost savings, estimated to be approximately $127,000 for the year ended December 31, 2004 and $96,000 for the nine months ended September 30, 2005. The applicable incremental federal income tax rate is assumed to be 34%. This is an estimate of the actual cost incurred in these periods for legal, accounting and other professional fees associated with the filing requirements under the Securities Exchange Act. This adjustment is not a prediction of future results. No adjustment is made for employee overhead, indirect or incidental expenses. Management estimates that costs associated with being a filing company under the Securities Exchange Act will be higher in later periods.

ILLINI CORPORATION
PRO FORMA CONSOLIDATED BALANCE SHEET
September 30, 2005 (Unaudited)

	As of September 30, 2005
	Historical	Pro Forma Adjustments		Pro Forma Combined
		(Unaudited)
	(In thousands, except share and per share data)
ASSETS
Cash and due from banks	$5,872		$(850)	$5,022
Interest bearing deposits in other banks	79			79
Federal funds sold	677			677

Cash and cash equivalents	6,628			5,778
Investment securities available for sale, at fair value	81,346			81,346
Loans held for sale	0			0
Loans, net of the allowance for loan losses of $2,246	142,296			142,296
Federal Home Loan Bank (FHLB) stock	897			897
Premises and equipment	5,897			5,897
Accrued interest receivable	1,821			1,821
Other real estate owned	1,106			1,106
Goodwill	1,856			1,856
Bank-owned life insurance	4,059			4,059
Other assets	1,928			1,928

Total assets	$247,834		$(850)	$246,984

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing demand deposits	$34,034	$		$34,034
Interest-bearing deposits:
NOW and money market accounts	53,075			53,075
Savings deposits	21,432			21,432
Time deposits, $100,000 and over	23,317			23,317
Other time deposits	76,593			76,593

Total deposits	$208,451	$		$208,451

Fed. Funds purchased and securities sold under agreements to repurchase	1,285			1,285
Borrowings	9,000		1,000	10,000
Subordinated debentures	9,000			9,000
Accrued interest payable	709			709
Other liabilities	1,356			1,356

Total liabilities	229,801			230,801

COMMITMENTS AND CONTINGENT LIABILITIES:
Shareholders' Equity
Preferred stock, $0.01 par value, authorized and unissued 10,000,000 shares
Common stock $.01 par value, authorized 45,000,000 shares; 698,289 shares issued and outstanding	7		(2)	5
Capital surplus	13,059		(8,925)	4,134
Retained earnings	11,649			11,649
Accumulated other comprehensive income	395			395
Less: Treasury shares, at cost, 157,260 shares	(7,077)		7,077	0

Total shareholders' equity	18,033		(1,850)	16,183

Total liabilities and shareholders' equity	$247,834		$(850)	$246,984

PRO FORMA CONSOLIDATED INCOME STATEMENT
YEAR ENDED DECEMBER 31, 2004 (Unaudited)

	Year Ended December 31, 2004
	Historical	Year-Ended: Pro Forma Adjustments		Pro Forma Combined
	(In thousands, except share and per share data)
Interest Income:
Loans, including fees	$11,058	$		$11,058
Investment Securities:
Taxable	1,127			1,127
Exempt from federal income taxes	751			751
Federal funds sold and interest bearing deposits	94			94

Total interest income	13,030			13,030

Interest expense:
Deposits:
NOW and money market accounts	524			524
Savings deposits	132			132
Time deposits $100,000 and over	427			427
Other time deposits	2,172			2,172
Federal funds purchased and securities sold under Agreements to repurchase	20			20
Borrowings	397		65	462
Subordinated indentures	947			947

Total interest expense	4,619		65	4,684

Net interest income	8,411		(65)	8,346
Provisions for loan losses	1,395			1,395

Net interest income after provision for loan losses	7,016			6,951
Noninterest income:
Service charges on deposit accounts	1,555			1,555
Other fee income	271			271
Mortgage loan servicing fees	80			80
(Losses) on sales/transfers of mortgage loans	(101)			(101)
Investment securities gains	27			27
(Losses) on sale of other real estate owned	(23)			(23)
Other	215			215

Total noninterest income	2,024			2,024
Non-interest expense
Salaries and employee benefits	5,145			5,145
Net occupancy expense	730			730
Equipment expense	210			210
Data processing fees	678			678
Supplies expense	170			170
Communication and transportation expense	502			502
Marketing and advertising expense	277			277
Correspondent bank fees	233			233
Loan foreclosure and other real estate owned expense	1,978			1,978
Professional fees	713		(127)	586
Regulatory fees	116			116
Other	762			762

Total non interest expense	11,514		(127)	11,387
Loss before income tax (benefit)	(2,474)		62	(2,412)
Income tax (benefit)	(1,253)		21	(1,232)

Net loss	$(1,221)		$41	$(1,180)

Basic (and diluted) earnings per share (based on weighted average common shares outstanding of 414,034 and 368,385 (pro forma))	$(2.95)			$(3.20)

Assumed $127M in costs savings ($50M acctg fees; $16M securities counsel; $31M. corp. communications; $30M SEC filings)

PRO FORMA CONSOLIDATED INCOME STATEMENT
NINE MONTHS ENDED SEPTEMBER 30, 2005 (Unaudited)

	Nine Months Ended September 30, 2005:
	Historical	Pro Forma Adjustments		Pro Forma Combined
	(In thousands, except share and per share data)
Interest income:
Loans, including fees	$7,447	$		$7,447
Investment securities
Taxable	1,671			1,671
Exempt from federal income taxes	512			512
Federal funds sold and interest bearing deposits	81			81

Total interest income	9,711			9,711

Interest expense:
Deposits:
NOW and money market accounts	595			595
Savings deposits	138			138
Time deposits, $100,000 and over	393			393
Other time deposits	1,541			1,541
Federal funds purchased and securities sold under agreements to repurchase	35			35
Borrowings	218		49	267
Subordinated debentures	717			717

Total interest expense	3,637		49	3,686

Net interest income	6,074		(49)	6,025
Provision for loan losses	0			0

Net interest income after provision for loan losses	6,074			6,025
Noninterest income:
Service charges on deposit accounts	1,107			1,107
Other fee income	188			188
Mortgage loan servicing fees	57			57
Gain on sales of mortgage loans	64			64
Investment securities gains	63			63
(Losses) on sale of other real estate owned	(7)			(7)
Other	287			287

Total noninterest income	1,759			1,759
Noninterest expense:
Salaries and employee benefits	3,069			3,069
Net occupancy expense	549			549
Equipment expense	130			130
Data processing fees	517			517
Supplies expense	124			124
Communication and transportation expense	367			367
Marketing and advertising expense	189			189
Correspondent bank fees	193			193
Loan foreclosure and other real estate owned expense	172			172
Professional fees	445		(96)	349
Regulatory fees	111			111
Other	443			443

Total noninterest expense	6,309		(96)	6,213
Income before income tax expense	1,524		47	1,571
Income tax expense	328		16	344

Net income	$1,196		$31	$1,227

Basic (and diluted) earnings per share (based on weighted average common shares outstanding of 508,181 and 462,532 (pro forma))	$2.30			$2.59

Assumed $96M in cost savings ($38M Acctg fees; $12M Securities counsel; $24M Corp. communications; $22M SEC filing fees)

PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES (Unaudited)

Ratio of earnings to fixed charges	Year ended 12/31/2004	Year ended 12/31/2003	Pro Forma Year ended 12/31/2004	Nine months ended 9/30/2005	Pro Forma Nine months ended 9/30/2004	Pro Forma Nine months ended 9/30/2005
	(in thousands)
Earnings
Add
Pretax income	$(2,474)	$434	$(2,412)	$1,524	$(2,559)	$1,571
Fixed charges	8,411	6,532	8,346	6,074	6,371	6,025
Amortization of capitalized interest	—	—	—	—	—	—
Distributed income of equity investees	—	—	—	—	—	—
Share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges	—	—	—	—	—	—
Less
Interest capitalized	—	—	—	—	—	—
Preference security dividend requirements	—	—	—	—	—	—
Minority interest in pre-tax income of subsidiaries that have not incurred fixed charges	—	—	—	—	—	—

Total earnings	$5,937	$6,966	$5,934	$7,598	$3,812	$7,596

Fixed Charges
Interest expensed & capitalized	$8,411	$6,532	$8,346	$6,074	$6,371	$6,025
Amortized premiums, discounts and capitalized expenses	—	—	—	—	—	—
Interest within rental expense	—	—	—	—	—	—
Preference security dividend requirements of consolidated subs	—	—	—	—	—	—

Total fixed charges	$8,411	$6,532	$8,346	$6,074	$6,371	$6,025

Ratio of earnings to fixed charges	70.59%	106.64%	71.10%	125.09%	59.83%	126.07%

PRO FORMA BOOK VALUE PER SHARE (Unaudited)

	Actual 9/30/2005	Pro Forma Adjustments	Pro Forma Combined
	(in thousands except share and per share data)
Preferred stock, $0.01 par value, authorized and unissued 10,000,000 shares
Common stock—$.01 par value, authorized 45,000,000 shares; 698,289 shares issued and outstanding	7	(2)	5
Capital surplus	13,059	(8,925)	4,134
Retained earnings	11,649		11,649
Accumulated other comprehensive income	395		395
Less: Treasury shares at cost, 157,260 shares	(7,077)	7,077	0
Total stockholders' equity	18,033	(1,850)	16,183
Outstanding shares 9/30/2005	541,029	(45,649)	495,380
Book value per share 9/30/2005	$33.33	$(0.66)	$32.67

FUTURE SHAREHOLDER PROPOSALS

        In the event the merger proposal is not approved by the shareholders or, if approved, is not ultimately completed, then shareholders may submit proposals for consideration at the 2006 annual meeting of shareholders under Rule 14a-8 of the Securities Exchange Act. Shareholder proposals submitted pursuant to Rule 14a-8 for inclusion in the proxy statement and form of proxy must be received by us a reasonable time before we begin to print and mail our proxy statement for that meeting. The proposal must also comply with the requirements as to form and substance established by the SEC in order to be included in the proxy statement and should be directed to: Illini Corporation, Attention: Dennis Guthrie, Post Office Box 13257, Springfield, Illinois 62791-3257.

WHERE YOU CAN FIND MORE INFORMATION

        Illini files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy, at the prescribed rates, this information at the SEC's Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.

        The SEC also maintains an Internet world wide website that contains reports, proxy statements and other information about issuers including Illini, who file electronically with the SEC. The address of that site is http://www.sec.gov.

        Illini and the merger subsidiary have filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 in connection with the transactions described in this proxy statement. As permitted by the SEC, this proxy statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part thereof, is available for inspection or copying as set forth above or is available electronically at the SEC's website.

DOCUMENTS INCORPORATED BY REFERENCE

        The SEC allows Illini to "incorporate by reference" information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document or in any other subsequently filed document that also is incorporated by reference herein.

        This document incorporates by reference the documents listed below that Illini has filed previously with the SEC. They contain important information about Illini and its financial condition.

  •
  Illini's Annual Report on Form 10-K for the year ended December 31, 2004.

  •
  Illini's Quarterly Report on Form 10-Q, as amended, for the quarter ended September 30, 2005.

        We will provide, without charge, to each person to whom this proxy statement is delivered, upon written or oral request of such person and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all information that has been incorporated by reference, without exhibits unless such exhibits are also incorporated by reference in this proxy statement. You may obtain a copy of these documents and any amendments thereto by writing to Dennis Guthrie, Chief Financial Officer, 3200 West Iles Avenue, Springfield, Illinois 62711. His telephone number is (217) 787-5111.

        These documents are also included in our SEC filings, which you can access electronically at the SEC's website at http://www.sec.gov.

        We have not authorized anyone to give any information or make any representation about the transaction or us that differs from, or adds to, the information in this proxy statement or in our documents that are publicly filed with the SEC. If anyone does give you different or additional information, you should not rely on it.

By Order of the Board of Directors,

William B. McCubbin Secretary

APPENDIX A

Agreement and Plan of Merger
Between
Illini Corporation
and
Illini Merger Co.

        AGREEMENT AND PLAN OF MERGER (this "Merger Agreement"), dated as of August 18, 2005, by and between Illini Merger Co., an Illinois corporation ("Merger Co."), and Illini Corporation, an Illinois corporation ("Illini").

        WHEREAS, the respective Boards of Directors of Merger Co. and Illini have determined that it is in the best interests of their respective corporations and their shareholders to consummate a merger in which Merger Co. will merge with and into Illini (the "Merger"), so that Illini is the surviving corporation (hereinafter sometimes called the "Surviving Corporation") in the Merger;

        NOW, THEREFORE, in order to prescribe (a) the terms and conditions of the Merger, (b) the mode of carrying the same into effect, and (c) the manner and basis of converting the shares of the constituent corporations into cash, shares or obligations of the Surviving Corporation, the parties agree as follows:

ARTICLE I
THE MERGER

        1.1    The Merger.    Subject to the terms and conditions of this Merger Agreement, and in accordance with the Illinois Business Corporation Act of 1983 (the "Illinois Act"), at the Effective Time (as defined in Section 1.2), Merger Co. shall merge with and into Illini and Illini shall survive the Merger and shall continue its corporate existence under the laws of the State of Illinois. Upon consummation of the Merger, the separate corporate existence of Merger Co. shall terminate and the name of the Surviving Corporation shall be "Illini Corporation."

        1.2    Effective Time.    As soon as is reasonably practicable after the date hereof, after approval of this Merger Agreement by the shareholders of the constituent corporations and after the receipt of all required regulatory approvals and the expiration of any statutory waiting periods, Articles of Merger meeting the requirements of Section 11.25 of the Illinois Act shall be transmitted to the Illinois Secretary of State for filing. The Merger shall become effective (the "Effective Time") when the Articles of Merger have been filed with the Illinois Secretary of State.

        1.3    Effects of the Merger.    At and after the Effective Time, the Merger shall have the effects set forth in the Illinois Act.

        1.4    Treatment of Illini Common Stock; Conversion of Merger Co. Common Stock.

          (a)   At the Effective Time, by virtue of the Merger and without any action on the part of any Holder (as hereinafter defined) of any share of common stock, par value $0.01 per share, of Illini (an "Illini Share"), the following shall occur:

              (i)  Each issued and outstanding Illini Share owned of record by a Qualified Holder (as hereinafter defined) shall remain issued and outstanding as a share of common stock, par value $0.01 per share, of the Surviving Corporation.

             (ii)  Each issued and outstanding Illini Share owned of record by a Disqualified Holder (as hereinafter defined) shall be converted into the right to receive cash from the Surviving Corporation in the amount of $40.50 per share (the "Cash Merger Consideration") and

    Disqualified Holders shall cease to have any rights as shareholders of Illini or the Surviving Corporation except such rights, if any, as they may have pursuant to the Illinois Act and, except as aforesaid, their sole right shall be the right to receive the Cash Merger Consideration as aforesaid, without interest thereon, upon surrender to the Surviving Corporation of their certificates which theretofore represented Illini Shares.

            (iii)  Each Illini Share issued but held in the treasury of Illini shall be canceled and shall cease to be an issued share.

          (b)   At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any common share, par value $0.01 per share, of Merger Co. (a "Merger Co. Share"), each issued and outstanding Merger Co. Share shall be converted into the right to receive cash from the Surviving Corporation in the amount of $0.01 per share, and the holders of certificates representing such shares shall cease to have any rights as shareholders of Merger Co. or the Surviving Corporation except such rights, if any, as they may have pursuant to the Illinois Act, and, except as aforesaid, their sole right shall be the right to receive cash as aforesaid, without interest, upon surrender to the Surviving Corporation of their certificates which theretofore represented Merger Co. Shares.

          (c)   Except as contemplated by Section 1.6 hereof, in no event shall any Holder holding of record, as of the close of business on the day immediately preceding the Effective Time, two hundred (200) or more Illini Shares in the aggregate be entitled to receive Cash Merger Consideration with respect to the Illini Shares so held. It shall be a condition precedent to the right of any Holder to receive Cash Merger Consideration, if any, payable with respect to the Illini Shares held by such Holder that such Holder certify to Illini in the letter of transmittal delivered by Illini that such Holder held of record as of the close of business on the day immediately preceding the Effective Time fewer than two hundred (200) Illini Shares in the aggregate.

        1.5    Certain Definitions.

          (a)   The term "Qualified Holder" shall mean a Holder of Illini Shares who holds of record two hundred (200) or more Illini Shares as of the close of business on the day immediately preceding the Effective Time.

          (b)   The term "Disqualified Holder" shall mean a Holder of Illini Shares who is not a Qualified Holder.

          (c)   The term "Holder" shall mean any record holder or holders of Illini Shares who would be deemed, under Rule 12g5-1 promulgated under the Securities Exchange Act of 1934, as amended, to be a single "person" for purposes of determining the number of record shareholders of Illini.

        1.6    Maximum Number of Qualified Holders.    Notwithstanding the foregoing, if the number of Qualified Holders otherwise meeting the definition set forth in Section 1.5(a) exceeds two hundred twenty (220), only the two hundred twenty (220) Holders holding the greatest number of Illini Shares as of the close of business on the day immediately preceding the Effective Time shall be considered Qualified Holders hereunder. To the extent Illini cannot determine the two hundred twenty (220) Holders holding the greatest number of Illini Shares due to the ownership of the same number of Illini Shares, such ties will be broken by Illini based on the length of stock ownership.

        1.7    Resolution of Issues.    Illini (along with any other person or entity to which it may delegate or assign any responsibility or task with respect thereto) shall have full discretion and exclusive authority (subject to its right and power to so delegate or assign such authority) to (i) make such inquiries, whether of any Illini shareholder(s) or otherwise, as it may deem appropriate for purposes of this Article I and (ii) resolve and determine, in its sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to this Article I including, without limitation, any questions as to whether a person is a Qualified Holder or a Disqualified Holder and any questions as to the number of Illini Shares held by a Holder of Illini Shares. All determinations by Illini under this Article I shall be final and binding on all parties, and no person or entity shall have any recourse against Illini or any other person or entity with respect thereto.

        1.8    Articles of Incorporation.    The Articles of Incorporation of Illini in effect as of the Effective Time shall be the Articles of Incorporation of the Surviving Corporation after the Merger until thereafter amended in accordance with applicable law.

        1.9    Bylaws.    The Bylaws of Illini in effect as of the Effective Time shall be the Bylaws of the Surviving Corporation after the Merger until thereafter amended in accordance with applicable law.

        1.10    Board of Directors of Surviving Corporation.    The directors of Illini immediately prior to the Effective Time shall be, from and after the Effective Time, the directors of the Surviving Corporation until their respective successors shall have been elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

        1.11    Officers.    The officers of Illini immediately prior to the Effective Time shall be, from and after the Effective Time, the officers of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

ARTICLE II
STOCK CERTIFICATES

        2.1    Certificates Held by Qualified Holders.    From and after the Effective Time, certificates representing Illini Shares held by a Qualified Holder shall be deemed to evidence the same number of Illini Shares of the Surviving Corporation which they theretofore represented.

        2.2    Certificates Held by Disqualified Holders.    Until presented to the Surviving Corporation, certificates which theretofore represented Illini Shares held by a Disqualified Holder shall evidence only the right to receive the Cash Merger Consideration as hereinabove provided. Upon presentation to the Surviving Corporation of certificates which theretofore represented Illini Shares held by a Disqualified Holder, Cash Merger Consideration shall be paid in an amount which such Disqualified Holder shall be entitled pursuant to Article I of this Merger Agreement. No interest shall be payable on any Cash Merger Consideration distributable pursuant to this Merger Agreement.

        2.3    Merger Co. Certificates.    Until presented to the Surviving Corporation, certificates which theretofore represented Merger Co. Shares shall evidence only the right to receive the cash as hereinabove provided. Upon presentation to the Surviving Corporation of certificates which theretofore represented Merger Co. Shares, cash shall be paid in an amount which such Holder of Merger Co. Shares shall be entitled pursuant to Article I of this Merger Agreement. No interest shall be payable on any cash distributable pursuant to this Merger Agreement.

ARTICLE III
GENERAL PROVISIONS

        3.1    Termination.    Notwithstanding anything herein to the contrary, the Board of Directors of Merger Co. or the Board of Directors of Illini at any time prior to the filing of the Articles of Merger with the Illinois Secretary of State may terminate this Merger Agreement. This Merger Agreement shall be automatically terminated if (i) the shareholders of Illini or the shareholders of Merger Co. shall fail to approve the Merger and the Merger Agreement; or (ii) any regulatory or other agency (if any) which must approve the Merger shall not have approved the Merger prior to December 31, 2006. If terminated as provided in this Section 3.1, this Merger Agreement shall forthwith become wholly void and of no further force and effect.

        3.2    Counterparts.    This Merger Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        3.3    Governing Law.    This Merger Agreement and the exhibits attached hereto shall be governed and construed in accordance with the laws of the State of Illinois without regard to any applicable conflicts of law.

        3.4    Amendment.    Subject to compliance with applicable law, this Merger Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the respective shareholders of Merger Co. or Illini; provided, however, that after any approval of the transactions contemplated by this Merger Agreement by the respective shareholders of Merger Co. or Illini, there may not be, without further approval of such shareholders, any amendment of this Merger Agreement which (i) alters or changes the amount or the form of the consideration to be delivered to the holders of Merger Co. Shares or the Holders of Illini Shares hereunder other than as contemplated by this Merger Agreement, (ii) alters or changes any term of the Articles of Incorporation of the Surviving Corporation, or (iii) adversely affects the holder of any class or series of stock of any of the constituent corporations. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        IN WITNESS WHEREOF, Merger Co. and Illini have caused this Merger Agreement to be executed by their respective duly authorized officers as of the date first above written.

Illini Merger Co.		Illini Corporation
By:	/s/ Gaylon E. Martin Gaylon E. Martin	By:	/s/ Gaylon E. Martin Gaylon E. Martin
Title:	President	Title:	President

APPENDIX B

Fairness Opinion

KELLER & COMPANY, INC.
Financial Institution Consultants
Investment and Financial Advisors

555 Metro Place North	614-766-1426
Suite 524	614-766-1459 (fax)
Dublin, Ohio 43017

September 22, 2005

Board of Directors
Illini Corporation
3200 West Iles Avenue
Springfield, Illinois 62707

Members of the Board:

        You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock of Illini Corporation ("Illini") of the consideration, as defined below, to be paid to the Disqualified Holders of Illini common stock as part of a subsidiary merger for the purpose of effecting a going private transaction (the "Transaction"). Pursuant to an Agreement and Plan of Merger dated as of August 18, 2005 ("Agreement"), such Disqualified Holders, defined in the Agreement as any holder of fewer than 200 shares of Illini as of the Effective Time of the merger, shall receive $40.50 for each share of Illini owned. The complete terms of the Transaction are described in the Agreement, and this opinion is qualified in its entirety by reference thereto.

        Keller & Company, Inc., as part of its bank consulting and advisory business, is regularly engaged in the valuation of financial institutions and their listed and unlisted securities in connection with mergers, acquisitions, restructurings, private placements, underwritings and distributions; and valuations for estate, corporate and other business purposes. In conducting our investigation and analysis of this transaction, we have held discussions with certain senior officers and other representatives and advisors of Illini concerning the business and operations of Illini and we have reviewed and analyzed historical financial statements and operational information of Illini, as well as material prepared in connection with the Transaction and other information and material, including, not limited to, the following:

  (a)
  The Agreement;

  (b)
  Illini's audited financial statements for the three calendar years ended December 31, 2004; the Form 10-KSB filed by Illini for the twelve months ended December 31, 2004; and the Forms 10-QSB filed by Illini for the quarters ended March 31 and June 30, 2005;

  (c)
  Quarterly FDIC Call Reports of Illini's subsidiary banks for the twelve months ended December 31, 2001, 2002 and 2003, and for the six months ended June 30, 2004;

  (d)
  Financial and operating forecasts provided by Illini's management;

  (e)
  Certain other public and non-public information, primarily financial in nature, relating to the business, operations, earnings, assets and prospects of Illini, such material prepared by and furnished to us by both Illini and other sources;

  (f)
  The current and historical market prices and trading volumes of Illini's common stock as well as the current market environment and trend for bank stock;

B-1

  (g)
  The historical operating results and financial condition of Illini compared with those of certain companies which we deemed to be relevant and appropriate for purposes of rendering this opinion;

  (h)
  Certain transactions which we deemed to be relevant;

  (i)
  Other studies, analyses and investigations, particularly related to the banking industry, and such other information as we deemed appropriate and relevant.

        For the purposes of this opinion, we have assumed and relied on the accuracy and completeness of, without independent verification, all the financial information, analyses and other information that was provided to us by Illini and other information obtained from published or publicly available sources, and we do not assume any responsibility or liability for independently verifying the accuracy or completeness thereof. We did not independently value or appraise the specific assets, the collateral securing such assets, or the liabilities, contingent or otherwise, of Illini or any of its subsidiaries, or the collectability of any such assets; nor have we been furnished with any such valuations or appraisals. We have further relied on the assurances of Illini's management that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. This opinion is based on market, economic and other considerations as they existed and were evaluated by us as of August 5, 2005. We have also assumed that there has been no material change in Illini's assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Illini will remain as a going concern for all periods relevant to our analyses.

        In rendering this opinion, we have assumed that the Transaction will be consummated according to the terms of the Agreement furnished to us. This opinion does not address the underlying business decision of Illini to engage in the Transaction and does not constitute a recommendation as to how a stockholder of Illini should vote at any meeting of stockholders called to consider and vote on the Transaction. This opinion is directed to the board of directors of Illini in connection with the Transaction and is not to be quoted or referred to, in whole or in part, in a registration statement prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Keller's prior written consent; provided, however, that we hereby consent to the inclusion of this opinion as an annex to Illini's Proxy Statement and to the references to this opinion therein.

        Based upon and subject to the foregoing, our experience, our analyses and other factors deemed relevant, it is our opinion that, as of August 5, 2005, the cash consideration of $40.50 per share is fair, from a financial point of view, to the holders of the outstanding shares of common stock of Illini Corporation and the Disqualified Holders of Illini common stock.

Very truly yours,

KELLER & COMPANY, INC.

B-2

APPENDIX C

Illinois Dissenters' Rights Statute

SECTION 5/11.70 OF THE ILLINOIS BUSINESS CORPORATION ACT

        5/11.70 PROCEDURE TO DISSENT.—(a) If the corporate action giving rise to the right to dissent is to be approved at a meeting of shareholders, the notice of meeting shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to the meeting, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to vote on the transaction and to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenters' rights only if the shareholder delivers to the corporation before the vote is taken a written demand for payment for his or her shares if the proposed action is consummated, and the shareholder does not vote in favor of the proposed action.

        (b)   If the corporate action giving rise to the right to dissent is not to be approved at a meeting of shareholders, the notice to shareholders describing the action taken under Section 11.30 or Section 7.10 shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to or concurrently with the notice, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenter's rights only if he or she delivers to the corporation within 30 days from the date of mailing the notice a written demand for payment for his or her shares.

        (c)   Within 10 days after the date on which the corporate action giving rise to the right to dissent is effective or 30 days after the shareholder delivers to the corporation the written demand for payment, whichever is later, the corporation shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of the corporation as to the estimated fair value of the shares, the corporation's latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to the corporation of the certificate or certificates, or other evidence of ownership, with respect to the shares, or instructions to the dissenting shareholder to sell his or her shares within 10 days after delivery of the corporation's statement to the shareholder. The corporation may instruct the shareholder to sell only if there is a public market for the shares at which the shares may be readily sold. If the shareholder does not sell within that 10 day period after being so instructed by the corporation, for purposes of this Section the shareholder shall be deemed to have sold his or her shares at the average closing price of the shares, if listed on a national exchange, or the average of the bid and asked price with respect to the shares quoted by a principal market maker, if not listed on a national exchange, during that 10 day period.

        (d)   A shareholder who makes written demand for payment under this Section retains all other rights of a shareholder until those rights are canceled or modified by the consummation of the proposed corporate action. Upon consummation of that action, the corporation shall pay to each dissenter who transmits to the corporation the certificate or other evidence of ownership of the shares the amount the corporation estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.

        (e)   If the shareholder does not agree with the opinion of the corporation as to the estimated fair value of the shares or the amount of interest due, the shareholder, within 30 days from the delivery of the corporation's statement of value, shall notify the corporation in writing of the shareholder's estimated fair value and amount of interest due and demand payment for the difference between the shareholder's estimate of fair value and interest due and the amount of the payment by the corporation

C-1

or the proceeds of sale by the shareholder, whichever is applicable because of the procedure for which the corporation opted pursuant to subsection (c).

        (f)    If, within 60 days from delivery to the corporation of the shareholder notification of estimate of fair value of the shares and interest due, the corporation and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, the corporation shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of the corporation is located, requesting the court to determine the fair value of the shares and interest due. The corporation shall make all dissenters, whether or not residents of this State, whose demands remain unsettled parties to the proceeding as an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. Failure of the corporation to commence an action pursuant to this Section shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.

        (g)   The jurisdiction of the court in which the proceeding is commenced under subsection (f) by a corporation is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it.

        (h)   Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or the proceeds of sale by the shareholder, whichever amount is applicable.

        (i)    The court, in a proceeding commenced under subsection (f), shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, appointed by the court under subsection (g), but shall exclude the fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the amount which the corporation estimated to be the fair value of the shares or if no estimate was made in accordance with subsection (c), then all or any part of the costs may be assessed against the corporation. If the amount which any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:

  (1)
  Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of subsections (a), (b), (c), (d), or (f).

  (2)
  Against either the corporation or a dissenter and in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Section.

        If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to that counsel reasonable fees to be paid out of the amounts awarded to the dissenters who are benefited. Except as otherwise provided in this Section, the practice, procedure, judgment and costs shall be governed by the Code of Civil Procedure.

        (j)    As used in this Section:

  (1)
  "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the consummation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.

  (2)
  "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

C-2

Illini Corporation

        PROXY FOR SPECIAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THE UNDERSIGNED APPOINTS JANE SCHACHTSIEK AND WILLIAM B. MCCUBBIN , JOINTLY AND SEVERALLY, AS PROXIES WITH FULL POWER OF SUBSTITUTION, TO VOTE THEIR SHARES AS DIRECTED BELOW AT THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD AT ILLINI CORPORATION'S MAIN OFFICE AT 3200 WEST ILES AVENUE, SPRINGFIELD, ILLINOIS AT 10:00 A.M. ON FEBRUARY 13, 2006 AND ANY ADJOURNMENT THEREOF, ON EACH OF THE FOLLOWING MATTERS:

        1.     To approve an Agreement and Plan of Merger, dated as of August 18, 2005 (the "merger agreement") by and between Illini Merger Co. and Illini Corporation providing for the merger of Illini Merger Co. with and into Illini Corporation upon the terms and conditions set forth in the merger agreement as described in the proxy statement of Illini Corporation dated January 13, 2006.

FOR	AGAINST	ABSTAIN

        2.     In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

        IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND IN ACCORDANCE WITH THEIR DISCRETION ON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING, PROVIDED THAT THOSE MATTERS WERE UNKNOWN TO THE NAMED PROXIES A REASONABLE TIME BEFORE THIS SOLICITATION. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1.

        Note: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or other representative, please give full title as such.

Signature	Date	, 200

Signature if Held Jointly	Date	, 200

QuickLinks

NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD FEBRUARY 13, 2006
PROXY STATEMENT
IMPORTANT NOTICES
TABLE OF CONTENTS
SUMMARY
QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
SPECIAL FACTORS
INFORMATION REGARDING THE SPECIAL MEETING OF SHAREHOLDERS
INFORMATION ABOUT ILLINI AND ITS AFFILIATES
SELECTED HISTORICAL FINANCIAL DATA
PRO FORMA CONSOLIDATED FINANCIAL INFORMATION (In thousands except per share data)
ILLINI CORPORATION PRO FORMA CONSOLIDATED BALANCE SHEET September 30, 2005 (Unaudited)
PRO FORMA CONSOLIDATED INCOME STATEMENT YEAR ENDED DECEMBER 31, 2004 (Unaudited)
PRO FORMA CONSOLIDATED INCOME STATEMENT NINE MONTHS ENDED SEPTEMBER 30, 2005 (Unaudited)
PRO FORMA RATIO OF EARNINGS TO FIXED CHARGES (Unaudited)
PRO FORMA BOOK VALUE PER SHARE (Unaudited)
FUTURE SHAREHOLDER PROPOSALS
WHERE YOU CAN FIND MORE INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE
APPENDIX A
Agreement and Plan of Merger Between Illini Corporation and Illini Merger Co.
APPENDIX B Fairness Opinion
APPENDIX C